UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HEALTH NET, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH NET,

INC.

NOTICE OF

2012 ANNUAL

MEETING

AND

PROXY

STATEMENT

April 6, 2012

Dear Stockholders:

It is a pleasure to invite you to attend the 2012 Annual Meeting of Stockholders of Health Net, Inc. to be held at 21281 Burbank Boulevard in Woodland Hills, California 91367 on Tuesday, May 22, 2012, at 10:00 a.m. (Pacific Time). For your convenience, we are offering a live webcast of the Annual Meeting on our Internet website, www.healthnet.com.

Each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement will be discussed during the Annual Meeting. In addition, a report on our business operations will be presented at the Annual Meeting. Stockholders who attend the Annual Meeting will have an opportunity to ask questions at the meeting. Those who participate in the live webcast may submit questions during the meeting via the Internet.

It is important that you vote your shares whether or not you plan to attend the Annual Meeting. We urge you to carefully review the proxy statement and to vote your choices either on the enclosed proxy card, by telephone or via the Internet. You may return your proxy card by mail by using the enclosed self-addressed, postage-paid envelope. If you choose this method, please sign and date your proxy card and return it as soon as possible. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you do attend the Annual Meeting in person, your proxy can be revoked at your request.

We look forward to your attendance at the Annual Meeting.

Sincerely,

Jay M. Gellert

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Health Net, Inc. will hold its 2012 Annual Meeting of Stockholders on Tuesday, May 22, 2012 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard in Woodland Hills, California 91367, for the following purposes:

1.	To elect the following nine directors to serve for a term of one year or until the 2013 Annual Meeting of Stockholders: Mary Anne Citrino, Theodore F. Craver, Jr., Vicki B. Escarra, Gale S. Fitzgerald, Patrick Foley, Jay M. Gellert, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager.

2.	To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2012.

3.	To hold an advisory vote to approve the compensation of our named executive officers, as described in this proxy statement.

4.	To transact such other business as may be properly brought before the meeting or any continuation, adjournments or postponements thereof.

The Board of Directors has fixed Wednesday, March 28, 2012, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any continuation, adjournments or postponements of the Annual Meeting.

At the Annual Meeting, each share of Common Stock, $.001 par value per share, of Health Net represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. Jay M. Gellert and Angelee F. Bouchard have been appointed as proxy holders, with full rights of substitution, for the holders of Common Stock.

By Order of the Board of Directors,

Angelee F. Bouchard

Senior Vice President, General Counsel and

Secretary

April 6, 2012

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the 2012 Annual Meeting of Stockholders of Health Net, Inc. in person. However, to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you attend the Annual Meeting in person, you may vote at the meeting even if you have previously returned a proxy.

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD

May 22, 2012

MEETING AND VOTING INFORMATION

General

The accompanying proxy is solicited by the Board of Directors of Health Net, Inc. for use at our 2012 Annual Meeting of Stockholders (the “Annual Meeting” or “2012 Annual Meeting”) to be held on Tuesday, May 22, 2012 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard, Woodland Hills, California 91367, and at any continuation, adjournments or postponements thereof. Directions to attend the meeting can be found on our Internet website, www.healthnet.com. We expect to mail this proxy statement and accompanying proxy card beginning on or about April 6, 2012 to all stockholders entitled to vote at the Annual Meeting. In this proxy statement, unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 22, 2012

This proxy statement, including a proxy card sample, the notice of the Annual Meeting and our 2011 Annual Report on Form 10-K are available on our Internet website address at http://www.healthnet.com/InvestorRelations/2012Proxy. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

We are offering a live webcast of the Annual Meeting on our Internet website, www.healthnet.com. The webcast of the Annual Meeting will consist of live sound, real-time access to printed material and the ability of stockholders to submit questions during the question and answer period. To participate in the webcast of the Annual Meeting, a stockholder should log on to www.healthnet.com on Tuesday, May 22, 2012 shortly before 10:00 a.m. (Pacific Time) and follow the instructions provided under the “Investor Relations” section of the website. Stockholders will not be permitted to vote over the Internet during the Annual Meeting.

Who Can Vote; Outstanding Shares

Only holders of record of our Common Stock, $.001 par value per share (“Common Stock”), at the close of business on March 28, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. As of the Record Date, we had outstanding 83,241,450 shares of Common Stock.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting in the Investor Relations department at our corporate office at 21650 Oxnard Street, Woodland Hills, California 91367, between the hours of 9:00 a.m. and 4:00 p.m. (Pacific time).

Quorum and Votes Required

Our bylaws require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted. Abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote those shares on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Participation by a stockholder in the live webcast of the Annual Meeting will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholder approval of each proposal requires the following votes:

•

Item 1—Election of Directors. Our bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR,” “AGAINST” or “ABSTAIN.” Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the Board of Directors. The Governance Committee of the Board of Directors will then make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”).

•

Item 2—Ratification of Selection of Independent Registered Public Accounting Firm. Approval of Item 2, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012, requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Abstentions will not be counted as votes cast and will have no effect on the vote on this proposal. Brokers generally have discretionary authority to vote on this proposal.

•

Item 3—Advisory Vote on the Compensation of our Named Executive Officers. Approval of Item 3, the advisory vote on the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the vote on this proposal.

Voting by Proxy

If you hold your shares of Common Stock as a record holder, you may vote by specifying your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the enclosed self-addressed, postage-paid envelope to be received by Monday, May 21, 2012. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on Monday, May 21, 2012. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. Voting over the Internet or telephone will not be permitted after 12:00 p.m. (Central Time) on Monday, May 21, 2012.

Note that if you hold shares of Common Stock in the Health Net, Inc. 401(k) Savings Plan (the “401(k) Plan”), you may vote your shares by telephone or by Internet as described above, but your voting instructions must be received before 12:00 p.m. (Central Time) on Thursday, May 17, 2012 in order for the 401(k) Plan trustee to vote your shares.

Instructions on how to submit a proxy via the Internet and telephone are located on the attachment to the proxy card included with this proxy statement. The Internet and telephone voting procedures are designed to authenticate our stockholders by use of a control number located on the attachment to the proxy card included herewith. If you hold your shares through a bank, broker or other nominee, check the instructions provided by that entity to determine which voting options are available to you. Please be aware that any costs related to voting over the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted:

•	FOR the election of the nine nominees listed in this proxy statement to serve on our Board of Directors for a term of one year or until the 2013 Annual Meeting of Stockholders;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and any continuation, adjournments or postponements thereof.

Voting in Person

If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our Common Stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any of the following three ways:

(1)	By delivering, before 6:00 p.m. (Central Time) on Monday, May 21, 2012, to our Corporate Secretary (at our executive offices at 21650 Oxnard Street, Woodland Hills, California 91367) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

(2)	By duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to our Corporate Secretary or submitting it by telephone by calling 1-800-560-1965, or electronically via the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on Monday, May 21, 2012; or

(3)	By attending the Annual Meeting in person and voting such shares during the Annual Meeting, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you hold shares of Common Stock in the 401(k) Plan, you may revoke your proxy using any of the above three methods, but must do so before 12:00 p.m. (Central Time) on Thursday, May 17, 2012.

If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

Our Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket costs and expenses. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact our Investor Relations department at 1-800-291-6911.

Your vote is important. Please sign, date and return a proxy card (or vote your shares over the Internet or by telephone) promptly so your shares can be represented, even if you plan to attend the Annual Meeting in person. The voting results will be included in a Current Report on Form 8-K filed within the time required by the SEC.

INTRODUCTION

We are a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Our mission is to help people be healthy, secure and comfortable. We operate and conduct our businesses through subsidiaries of Health Net, Inc. In this proxy statement, unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries.

We provide and administer health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare, Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Our behavioral health services subsidiary, Managed Health Network, Inc. (“MHN”), provides behavioral health, substance abuse and employee assistance programs to approximately 5.0 million individuals, including our own health plan members. Our subsidiaries also offer managed health care products related to prescription drugs and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

We were incorporated in 1990. Our current operations are the result of the April 1, 1997 merger transaction (the “FHS Combination”) involving Health Systems International, Inc. (“HSI”) and Foundation Health Corporation (“FHC”). We changed our name to Health Net, Inc. in November 2000. Prior to the FHS Combination, we were the successor to the business conducted by Health Net of California, Inc., now our HMO subsidiary in California, and HMO and PPO networks operated by QualMed, Inc., which combined with us in 1994 to create HSI.

The mailing address of our principal executive office is 21650 Oxnard Street, Woodland Hills, CA 91367, and our Internet website address is www.healthnet.com.

ITEM 1—ELECTION OF DIRECTORS

Board Structure

Our certificate of incorporation provides for directors to be elected on an annual basis. Under our certificate of incorporation and bylaws, the Board of Directors will consist of between three and twenty members, with the exact number to be fixed from time to time by the Board of Directors. The number of members constituting the Board of Directors has been fixed by the Board of Directors at nine and our Board of Directors currently consists of nine members. Assuming the election of each of the director nominees at the Annual Meeting, the Board of Directors will continue to consist of nine members.

Our Corporate Governance Guidelines generally provide that a director shall serve for a maximum of twelve consecutive years; provided that the Board of Directors may make exceptions to this term limitation on a case-by-case basis by an affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances (the “Term Limit Policy”). The commencement date for the Term Limit Policy is October 15, 2003 for non-employee directors who were members of the Board of Directors on such date. The term limit provision has not impacted any of the director nominees.

Director Nominees

At the Annual Meeting, stockholders will vote for nine directors. Each director will be re-elected to hold office for a term of one year or until the 2013 Annual Meeting of Stockholders. Each elected director will continue in office until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Pursuant to our bylaws, based on the recommendation of the Governance Committee, our Board of Directors has designated the following nine nominees for election. Each of the nominees has consented to serve as a director if elected. There are no family relationships among any of the nominees or executive officers. The following table sets forth certain information with respect to the nominees, as of March 28, 2012:

Name	Age	Director Since	Principal Occupation or Employment	Position(s) with Health Net
Mary Anne Citrino(3)(4)	52	2009	Senior Managing Director, The Blackstone Group	Director
Theodore F. Craver, Jr.(1)(2)	60	2004	Chairman, President and Chief Executive Officer of Edison International	Director
Vicki B. Escarra(2)(3)	57	2006	President and Chief Executive Officer of Feeding America	Director
Gale S. Fitzgerald(1)(4)	61	2001	Former Chair and Chief Executive Officer of Computer Task Group, Inc.	Director
Patrick Foley(2)(3)	80	1997	Former Chairman, President and Chief Executive Officer of DHL Airways, Inc.	Director
Jay M. Gellert	58	1999	Our President and Chief Executive Officer	President and Chief Executive Officer, Director
Roger F. Greaves	74	1997	Our Chairman of the Board, Former Co-Chairman, Co-President and Co-Chief Executive Officer of Health Systems International, Inc.	Chairman of the Board
Bruce G. Willison(3)(4)	63	2000	Dean Emeritus, UCLA Anderson School of Management	Director
Frederick C. Yeager(1)(4)	70	2004	Former Senior Vice President, Time Warner, Inc.	Director

(1)	Current member of the Audit Committee

(2)	Current member of the Governance Committee

(3)	Current member of the Compensation Committee

(4)	Current member of the Finance Committee

As set forth under “Meeting and Voting Information—Quorum and Votes Required,” our bylaws include a majority voting standard for the election of directors in uncontested elections, such as this one. Accordingly, the persons receiving a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected. Abstentions and broker non-votes will not be counted, and stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of the nine nominees named above. Because only nine nominees have been named, proxies cannot be voted for a number of persons greater than nine or for individuals other than those named as nominees in this proxy statement.

It is expected that the nominees named above will stand for election at the 2012 Annual Meeting of Stockholders, but if any of the nominees declines or is unable to do so, the proxies will be voted for another person or persons designated by the Governance Committee of our Board of Directors.

The Board of Directors recommends a vote

“FOR” each named nominee.

Information Concerning Current Members of the Board of Directors and Nominees

Ms. Citrino has served as our director since December 2009. Ms. Citrino has been a Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2004. Ms. Citrino has served as a director of Dollar Tree, Inc., a NASDAQ Stock Market (NASDAQ)-listed company, since 2005, and is a member of its Audit Committee. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. While at Morgan Stanley, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and as a Mergers and Acquisitions Analyst.

Our Board of Directors has concluded that, in light of her distinguished career as an investment banker, Ms. Citrino should serve as one of our directors because she provides our Board of Directors with a wealth of knowledge regarding business operations and business strategy, as well as valuable financial and investment expertise. Further, her extensive experience valuing businesses provides our Board of Directors with key insights and knowledge of what makes our Company work efficiently and effectively.

Mr. Craver has served as our director since March 2004. Mr. Craver has served as Chairman, President and Chief Executive Officer of Edison International, an electric power provider, since August 2008, and held several other positions at the company since 1996. Mr. Craver also is a current director of the Edison Electric Institute and the Electric Power Research Institute, both industry trade organizations. He is also the Co-Chairman of the Electric Drive Transportation Association, and a director of the Autry National Center, both of which are non-profit organizations.

Some of the previous positions held by Mr. Craver at Edison International were: Chief Executive Officer of Edison Mission Group, one of its principal subsidiaries that owns and operates competitive power generation facilities, and Edison Capital, a provider of capital and financial services, from January 2005 to April 2008; Chief Financial Officer from January 2000 to December 2004; and in other financial and executive management positions beginning in 1996. From 1984 to 1996, Mr. Craver held various financial management positions at First Interstate Bancorp, including Executive Vice President and Corporate Treasurer of the holding company and Executive Vice President and Chief Financial Officer of a banking subsidiary. Mr. Craver served in various capital markets trading, underwriting and marketing positions at Bankers Trust Company of New York from 1980 to 1984 and at Security Pacific National Bank from 1973 to 1980.

Mr. Craver brings to our Board of Directors extensive senior executive management and financial experience at public companies. Mr. Craver gained his finance and accounting expertise as Chief Financial Officer of Edison International and during his banking career. Because of his broad financial experience, Mr. Craver serves as one of our SEC “audit committee financial experts” and provides our Board of Directors with valuable insight into finance and accounting related matters, as well as general management experience in large, complex and highly-regulated public companies. For these reasons our Board of Directors has concluded that Mr. Craver should serve as one of our directors.

Ms. Escarra has served as our director since July 2006. Since March 2006, Ms. Escarra has served as President and Chief Executive Officer of Feeding America, a non-profit organization focused on hunger-relief.

Ms. Escarra’s distinguished professional experience includes a 30-year career at Delta Air Lines, Inc., most recently having served as Delta Air Line’s Executive Vice President and Chief Marketing Officer from May 2001 until October 2004. Ms. Escarra was a director of A.G. Edwards, Inc. from 2002 to 2007 and is the former Chair of the Board of the Atlanta Convention and Visitors Bureau.

With over thirty years of business and consumer marketing experience, including at a large public company, our Board of Directors has concluded that Ms. Escarra should serve as one of our directors as she provides our Board of Directors with valuable business expertise, especially on matters relating to marketing and business strategy. With her extensive business experience, Ms. Escarra understands the challenges of operating a public company in a dynamic and ever-changing business environment. Her present service leading a large non-profit organization lends a unique social awareness perspective to our Board of Directors.

Ms. Fitzgerald has served as our director since March 2001. Ms. Fitzgerald is a director of Diebold, Inc., a New York Stock Exchange (“NYSE”)-listed company specializing in providing integrated self-service delivery systems and security systems and services, and is Chair of Diebold’s governance committee and a member of its compensation committee. Ms. Fitzgerald also is a director and a member of the audit committee of Cross Country Healthcare, Inc., a NASDAQ-listed healthcare staffing company.

From March 2003 to December 2008, Ms. Fitzgerald served as President and Director of TranSpend, Inc., a privately held company focusing on total spend optimization. From July 2002 through October 2002, Ms. Fitzgerald served as President and Chief Executive Officer of QP Group, a procurement solutions company. From October 1994 to June 2000, Ms. Fitzgerald served as Chair and Chief Executive Officer of Computer Task

Group, Inc., an international information technology services firm. Prior to this, Ms. Fitzgerald worked at International Business Machines Corporation, a world leader in information technology, where she held a variety of positions over the course of an eighteen year career, most recently as Vice President of Professional Services. Ms. Fitzgerald also served on the Board of Directors of Kaleida Health System in Buffalo, New York from 1995 to 2002, and was Vice Chair from 2000 to 2002, and served on the Advisory Board of the University of Buffalo’s School of Management from 1993 to 2001. Ms. Fitzgerald served on the Boards of Directors of the Information Technology Services (“ITS”) Division of Information Technology Association of America (“ITAA”) and of ITAA from 1992 to 2002, and was Chair of the ITS Board from 1998 to 2002.

With her distinguished career as a senior executive in the information technology industry, Ms. Fitzgerald provides our Board of Directors with expertise in information technology, supply chain management, procurement solutions, human resources, strategic planning, operations management, marketing and healthcare. In addition, serving on the boards of Diebold and Cross Country Healthcare, Ms. Fitzgerald draws from extensive directorial and governance experience, which enables her to contribute valuable insight and guidance on important issues facing Health Net. Based on these reasons, our Board of Directors has determined that Ms. Fitzgerald should serve as one of our directors.

Mr. Foley has served as our director since April 1997. Mr. Foley served as a director of FHC from 1996 until the FHS Combination in April 1997. Mr. Foley served as Chairman, President and Chief Executive Officer of DHL Airways, Inc., an air express parcel delivery company, from September 1988 through July 1999. Prior to this, Mr. Foley worked at Hyatt Hotels Corporation for 26 years, where he held senior management positions, including Chairman and President from 1977 to 1988 and Chief Operating Officer from 1972 to 1977. From 1984 until 1988, Mr. Foley also served as Chief Executive Officer of Braniff Airlines.

With a distinguished career including more than 30 years of experience in the hotel and airline industries as well as service on the boards of several other public companies, including Continental Airlines, Del Monte Foods Company, Flextronics International Ltd., Greyhound Lines, Inc., Copart, Inc. and Glenborough Realty Trust, Inc., Mr. Foley provides our Board of Directors with demonstrated leadership skills, expertise in business and management and extensive directorial experience. Further, as one of our longest standing directors, Mr. Foley also provides continuity to the board, institutional knowledge and a deep understanding of the strategic and operational issues we face. For these reasons, our Board of Directors has concluded that Mr. Foley should serve as one of our directors.

Mr. Gellert has served as our director since February 1999 and has served as our President and Chief Executive Officer since August 1998. Mr. Gellert has been a director of Ventas, Inc., a NYSE-listed company, since August 2001. Mr. Gellert also is currently a member of the Board of Directors of America’s Health Insurance Plans, a national association representing over one thousand health insurance companies.

Previously, Mr. Gellert served as our President and Chief Operating Officer from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as our Executive Vice President and Chief Operating Officer. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, he was Senior Vice President and Chief Operating Officer for California Healthcare System.

Our Board of Directors has determined that Mr. Gellert should serve as one of our directors due to his distinguished career in the managed care industry and as a senior executive, which provides our Board of Directors with demonstrated leadership capabilities and expertise in business, management and the health care industry. As a senior executive of our Company since 1997 and our predecessor during 1996, Mr. Gellert brings in-depth operational knowledge and understanding of all facets of our business. In addition, as our President and Chief Executive Officer, he serves as a valuable bridge between management and the board, ensuring that both groups act with a common purpose. Mr. Gellert’s extensive knowledge of our operations and the markets in which we compete, combined with his experience on the board of another NYSE-listed company, enables him to identify important matters for board review and deliberation.

Mr. Greaves has served as our director since April 1997 and was elected Chairman of the Board of Directors in January 2004. Mr. Greaves serves as an Honorary Member of the Board of Trustees of California State University at Long Beach.

Mr. Greaves served as a director of HSI from January 1994 until the FHS Combination in April 1997. Mr. Greaves served as our Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc., a predecessor to Health Net (“HN Management Holdings”), since its incorporation in June 1990. Prior to this, Mr. Greaves served as the President and Chief Executive Officer, from February 1982 until the incorporation of HN Management Holdings in June 1990, and additionally as Chairman, from September 1989 until the incorporation of HN Management Holdings in June 1990, of Health Maintenance Network of Southern California (the predecessor to H.N. Management Holdings). Mr. Greaves currently serves as Chairman of the Board of Directors of Health Net of California, Inc. (“HN California”), our subsidiary. Mr. Greaves also served a prior term as Chairman of the Board of Directors of HN California, and concurrently served as President and Chief Executive Officer of HN California. Prior to joining HN California, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968.

With a distinguished career of over forty years of management experience in key leadership roles, including as former Chief Executive Officer of our Company and its predecessors in interest, our Board of Directors has concluded that Mr. Greaves possesses demonstrated leadership capabilities and in-depth knowledge of our history and all aspects of our business and, therefore, he should serve as one of our directors. His extensive management experience and knowledge and understanding of our business and operations combine to provide our Board of Directors with valuable guidance and input on the many strategic and operational issues we face. In addition, having served on several boards of directors, Mr. Greaves has considerable governance experience that he contributes to board discussions and deliberations.

Mr. Willison has served as our director since December 2000. Mr. Willison also is a director of Move, Inc., a NASDAQ-listed company, Grandpoint Bank, a community bank in Los Angeles, and a trustee of SunAmerica’s Seasons and Series Trusts.

Mr. Willison served as Dean, UCLA Anderson School of Management (the “UCLA Anderson School”) from July 1999 to January 2007, and is currently Dean Emeritus of UCLA Anderson School of Management. From January 2009 until July 2010, Mr. Willison served as Chief Executive Officer of Grandpoint Capital Advisors, a middle market investment bank. Mr. Willison served as a director of IndyMac Bancorp, Inc. from July 2005 to July 2008. From April 1996 to October 1998, Mr. Willison served as President and Chief Operating Officer of H.F. Ahmanson, Inc. (Home Savings of America). Mr. Willison also served as Chairman, President and Chief Executive Officer of First Interstate Bank of California from February 1991 to April 1996.

Mr. Willison’s distinguished career in key leadership roles in the financial industries and as a professor and former Dean of the UCLA Anderson School provides our Board of Directors with demonstrated leadership skills and expertise in business and finance. Mr. Willison’s governance experience on the boards of several publicly traded companies enables him to play a vital role in board discussions and deliberations regarding our business strategy and operations. In addition, as a director since 2000, Mr. Willison understands our history, business and the complex industry in which we compete. Therefore, for these reasons our Board of Directors has determined that Mr. Willison should serve as one of our directors.

Mr. Yeager has served as our director since March 2004. Mr. Yeager served in numerous senior positions at Time Warner, Inc., a NYSE-listed media and entertainment company from 1995 to 2011. Mr. Yeager served as an advisor to Time Warner’s senior management from August 2009 to August 2011.

From December 2000 to January 2009, Mr. Yeager led teams responsible for global strategic sourcing, supplier diversity, and investment of employee benefits assets, and served as the chair of the Time Warner Investment Committee. From May 1995 to December 2000, Mr. Yeager was Vice President, Finance and Development for Time Warner and led teams responsible for financial and business planning, mergers and acquisitions, treasury, capital structure planning and capital markets transactions, and for managing Time Warner’s relationships with commercial and investment banks and debt-rating agencies. Prior thereto, Mr. Yeager had a 27-year career with Ford Motor Company where he held executive and management positions in the Finance and Treasury departments, Product Development and Financial Services groups, Ford of Europe, and Ford Motor Credit Company. Mr. Yeager began his career at Ford in 1968 as an Operations Research Analyst.

Our Board of Directors has concluded that Mr. Yeager should serve as one of our directors due to his distinguished career working in finance, planning, treasury and capital markets and experience as a senior executive and advisor for large corporations, which provides our Board of Directors with extensive knowledge of complex financial and operational issues facing large organizations. Mr. Yeager’s expertise in dealing with accounting principles and financial reporting rules and regulations provides him with the financial acumen requisite to serve as one of our SEC “audit committee financial experts” and makes him well suited to serve on our Audit Committee. His years of business experience combined with his financial and business planning expertise play a vital role, especially in light of current market conditions, in board discussions and deliberations regarding our financial and business strategies.

EXECUTIVE OFFICERS

The following sets forth certain biographical information with respect to our executive officers, as of the date of this proxy statement.

Name	Age	Position
Jay M. Gellert	58	President and Chief Executive Officer
James E. Woys	53	Executive Vice President, Chief Operating Officer
Joseph C. Capezza, CPA	56	Executive Vice President, Chief Financial Officer and Treasurer
Angelee F. Bouchard	43	Senior Vice President, General Counsel and Secretary
Patricia T. Clarey	58	Senior Vice President, Chief Regulatory and External Relations Officer
Juanell Hefner	50	Senior Vice President, Customer and Technology Services
Karin D. Mayhew	61	Senior Vice President, Organization Effectiveness
Steve Sell	45	President, Western Region Health Plan
John P. Sivori	48	Health Care Services Officer President of Regional Health Plans and Health Net Pharmaceutical Services
Steven D. Tough	61	President, Government Programs

Mr. Gellert. See “Item 1—Election of Directors—Information Concerning Current Members of the Board of Directors and Nominees” above.

Mr. Woys has served as our Executive Vice President, Chief Operating Officer since November 2007. Previously, Mr. Woys served as our Interim Chief Financial Officer from November 2006 until November 2007, and served as President, Government and Specialty Services from October 2005 until November 2007. Prior thereto, he served as President of Health Net Federal Services from February 2001 to October 2005. Mr. Woys served as Chief Operating Officer and President of Health Net Federal Services from November 1999 to February 2001. Mr. Woys served as Chief Operating Officer and Senior Vice President for Foundation Health Federal Services from February 1998 to November 1999. Mr. Woys served as Senior Vice President of Foundation Health Federal Services from January 1995 to February 1998. From January 1990 to January 1995, Mr. Woys served as Vice President and Chief Financial Officer of the Government Division of FHC. Mr. Woys served as Director of Corporate Finance/Tax for FHC from October 1986 to January 1990. Prior to Mr. Woys’ employment with FHC, he was employed by Price Waterhouse from 1982 to 1986 and by Arthur Andersen & Co. from 1980 to 1982.

Mr. Capezza has served as our Executive Vice President, Chief Financial Officer since November 1, 2007, and as Treasurer since April 1, 2012. Prior to joining Health Net, Mr. Capezza served as Chief Financial Officer at Harvard Pilgrim Health Care from January 2002 to October 2007. From June 2000 to December 2001, Mr. Capezza served as Senior Vice President and Chief Financial Officer at Group Health Incorporated. Prior thereto, Mr. Capezza had a long career with Reliance Insurance Group, where he served as Senior Vice President and Chief Financial Officer at Reliance Reinsurance Corp. from February 1990 to May 2000. From 1985 to 1990, Mr. Capezza served as Vice President and Chief Financial Officer at Willcox Incorporated Reinsurance Intermediaries, and from 1983 to 1985, Mr. Capezza served as Vice President and Controller at Skandia America Reinsurance Company. From 1976 to 1983, Mr. Capezza served as General Practice Manager—Insurance Industry Specialist at Coopers & Lybrand, LLP.

Ms. Bouchard has served as our Senior Vice President, General Counsel and Secretary since December 2009, having joined Health Net as Vice President, Assistant General Counsel and Assistant Secretary in 2003. Prior to joining Health Net, Ms. Bouchard was an associate at the law firm of Latham & Watkins LLP from 1996 until 2003, during which time she specialized in capital markets transactions, mergers and acquisitions and public company representation.

Ms. Clarey has served as our Senior Vice President, Chief Regulatory and External Relations Officer since June 2008. Previously, Ms. Clarey served as Chief Operating Officer of our Health Plan Division and Health Net of California from April 2006 through May 2008. In 2003, Ms. Clarey left us to serve as a member of the senior leadership team for the campaign for Arnold Schwarzenegger for Governor of California, and after his election served as Governor Schwarzenegger’s Chief of Staff. Prior thereto, from March 2001 to November 2003, Ms. Clarey served as our Vice President of Government Relations. Prior to her service at Health Net, from 1998 through 2001 Ms. Clarey held senior management positions at Transamerica Corporation, and from 1991 to 1998 she served as deputy chief of staff to former California Governor Pete Wilson. Ms. Clarey is a member of the State Personnel Board and a director of the California Foundation on the Environment and the Economy.

Ms. Hefner has served as our Senior Vice President, Customer and Technology Services, which is our chief customer services officer, since January 2012. Prior thereto, Ms. Hefner served as our Chief Customer Services Officer since September 2010. In addition, since 2008, Ms. Hefner has also served as President and Chief Executive Officer of MHN, our subsidiary that offers behavioral health, substance abuse and employee assistance programs. Prior to assuming the role of President and Chief Executive Officer of MHN, Ms. Hefner was Chief Operating Officer for MHN from 2007. From August 1999 to 2007, Ms. Hefner held several vice president positions within Health Net.

Ms. Mayhew has served as our Senior Vice President, Organization Effectiveness since April 1999. Prior to joining us, Ms. Mayhew served as Senior Vice President, Organization Development of Southern New England Telecommunications Company (“SNET”), a northeast regional information, entertainment and telecommunications company based in Connecticut. Prior thereto, Ms. Mayhew served in various capacities at SNET, including Vice President, Human Resources, since 1972.

Mr. Sell has served as our President, Western Region Health Plan since December 2009, having previously served as President of Health Net of California since November 2008. Prior to assuming the role of President of Health Net of California, Mr. Sell was President and Chief Executive Officer of MHN from December 2006 to November 2008, our Chief Sales Officer from March 2006 to December 2006, and our Vice President, Employer Services Group from January 2004 to March 2006. Mr. Sell served as a consultant with Booz Allen Hamilton prior to joining Health Net.

Mr. Sivori has served as our Health Care Services Officer since December 2009 and our President of Regional Health Plans and Health Net Pharmaceutical Services since November 2008. Previously, Mr. Sivori served as our President of Health Net Pharmaceutical Services from September 2001 to November 2008. Prior thereto, Mr. Sivori was appointed Senior Vice President and Chief Financial Officer of Integrated Pharmaceutical Services, now Health Net Pharmaceutical Services, from December 1998 until September 2001. Mr. Sivori originally joined FHC in August 1994 and held various senior management positions prior to December 1998.

Mr. Tough has served as our President, Government Programs since January 16, 2010, our President of Health Plan and Government Programs since November 2008, the President of Health Net Federal Services since January 2006, and our President of our Government and Specialty Services division since February 2008. From 1978 to 1998, Mr. Tough spent 20 years at FHC, nine of which he served as President and Chief Operating Officer of our Government and Specialty Services groups. Upon leaving FHC in 1998, and prior to joining us in 2006, Mr. Tough started his own firm providing health care consulting services to a variety of companies, and served as President and Chief Executive Officer of the California Association of Health Plans and President, Western Region, MAXIMUS Health Care Services Group, a health care services organization.

Certain Relationships and Related Party Transactions

We have adopted a written Related Party Transaction Policy (the “Policy”), which Policy has been approved by the Audit Committee of the Board of Directors (“Audit Committee”) in accordance with its charter. The Policy outlines our policies and procedures for the review, approval or ratification of certain transactions in which any of our related parties had or will have a direct or indirect material interest. For purposes of the Policy, a “related party” means any of our directors or director nominees, our executive officers, holders of more than five percent (5%) of any class of our voting securities, any member of the immediate family of any of the foregoing persons, any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which any number of the foregoing persons hold in the aggregate a 10% or greater beneficial ownership interest, or any charitable, tax exempt or non-profit organization in which any of the foregoing persons is actively involved in fundraising or otherwise serves as a director, officer, trustee, or any similar capacity. The Policy provides, among other things, for any proposed related party transaction to be submitted to the Audit Committee, or under delegated authority to the Chair of the Audit Committee (the “Chair”), for approval. The factors to be considered by the Audit Committee, or Chair, as applicable, when reviewing such related party transaction shall include, but are not limited to, the following: (i) the benefits to Health Net of the transaction; (ii) the impact on a director’s independence in the event the related party is a member of the Board of Directors, an immediate family member of a member of the Board of Directors or an entity in which a member of the Board of Directors is a partner, shareholder, trustee, director, executive officer or similar position; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

The Policy also provides that if we find that a related party transaction is ongoing that did not receive prior approval by the Audit Committee, or Chair, as applicable, then such transaction will be promptly submitted to the Audit Committee or Chair for consideration of all of the relevant facts and circumstances available, and taking into account the same factors as described above, to determine whether the transaction should be ratified, amended or terminated. If a related party transaction is completed that did not receive prior approval, the Audit Committee or Chair, as applicable, shall evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction is appropriate. In the case of an ongoing or completed related party transaction that did not receive prior approval in accordance with the Policy, the General Counsel shall evaluate our controls and procedures to ascertain the reason(s) the transaction was not submitted for prior approval and whether any changes to these procedures are recommended. The Chair shall report to the Audit Committee at the next Audit Committee meeting any approval, ratification, amendment or rescission of a related party transaction made by such Chair under his or her delegated authority pursuant to the Policy.

The Audit Committee, in accordance with the Policy, has reviewed, approved and/or ratified the following transactions:

•

The step-son of our Senior Vice President of Organization Effectiveness, Karin Mayhew, is the President and an equity owner of two limited liability companies (the “LLCs”), holding a fifty percent equity interest in one LLC and a five percent equity interest in the second LLC. The LLCs entered into a contract with Health Net to provide certain disability advocacy services, professional Social Security Disability Insurance and Medicare identification and advocacy services to eligible health plan members, for which we paid approximately $434,750 in fees for the year ended December 31, 2011.

•

During 2011, Health Net had an agreement with BlackRock Capital Management, Inc., which is a subsidiary of BlackRock, Inc., a holder of more than five percent of Health Net’s outstanding common stock according to Schedules 13G filed on each of February 4, 2011 and February 13, 2012. Under the terms of the agreement, BlackRock Capital Management provided investment management services for us for a portion of 2011, for which we paid approximately $344,380 in fees that year (a portion of which consisted of fees paid for services rendered to us in 2010). As of March 2011, BlackRock Capital Management no longer provides any investment management services to us.

•

Linda Tiano, who served as one of our executive officers during 2011 and until March 2, 2012, married a partner of the law firm of Epstein Becker & Green, P.C. (“EBG”) in April 2011. In 2011, we paid EBG approximately $664,235 for legal services.

•

During 2011, Health Net had an agreement with Wellington Management Company, LLP (“Wellington”), a holder of more than five percent of Health Net’s outstanding common stock according to Schedules 13G filed on each of February 14, 2011 and 2012. Under the terms of the agreement, Wellington provided investment management services to Health Net for a fee based on the amount of assets under management, which fee was approximately $325,023 for the year ended December 31, 2011.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Conduct

Members of our Board of Directors are elected by the holders of our Common Stock and represent the interests of all stockholders. Our Board of Directors meets periodically to review significant developments affecting us and to act on matters requiring its approval. Although the Board of Directors delegates selected matters to others, subject to its ultimate oversight, it reserves certain powers and functions to itself.

Our Board of Directors has established Corporate Governance Guidelines that it follows in matters of corporate governance. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. In addition, our Code of Business Conduct and Ethics provides that our “First Tier and Downstream Related Entities,” as defined by Medicare regulations, must abide by the Code of Business Conduct and Ethics if they do not have their own Code of Conduct and policies that comply with applicable laws and regulations. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are published on our website at www.healthnet.com. We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of provisions required to be disclosed under the rules of the SEC or listing standards of the NYSE, at the same location on our website identified above.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors met a total of eleven times in 2011. Each member of our Board of Directors was present for 75% or more of the combined total of (i) all meetings of the Board of Directors held in 2011 and (ii) all meetings of all committees of the Board of Directors held in 2011 on which he/she served. Our non-management directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The non-executive Chairman presides at such executive sessions, or in his absence, a non-management director designated by our non-executive Chairman. In addition, it is our policy that each of our directors attends the Annual Meeting. All of our current directors were in attendance at the 2011 Annual Meeting of Stockholders.

Director Independence

On an annual basis, with the assistance of the Governance Committee, our Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. To assist in making this determination, the Board of Directors has adopted independence guidelines (the “Director Independence Standards”), which are designed to conform to, or be more exacting than, the independence requirements set forth in the listing standards of the NYSE. The Director Independence Standards are published on our website at www.healthnet.com. In addition to applying these guidelines, the Board of Directors considers any and all additional relevant facts and circumstances in making an independence determination.

Under the NYSE listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, that would impair such director’s independence. The Board of Directors has affirmatively determined that each of Mary Anne Citrino, Theodore F. Craver, Jr., Vicki B. Escarra, Gale S. Fitzgerald, Patrick Foley, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager is an independent member of the Board of Directors under the listing standards of the NYSE and the Director Independence Standards and has no material relationship with the Company that would impair such director’s independence. In making such determination the Board of Directors considered the current and past relationships, if any, between the Company and members of the Board of Directors or their immediate family members.

Additionally, the Board of Directors reviewed and considered the following transactions and relationships:

•

With respect to Ms. Citrino, Health Net made certain payments in the ordinary course of business to three portfolio companies of The Blackstone Group in exchange for their provision of certain health care services during 2011. Based on the amounts paid by Health Net to portfolio companies of The Blackstone Group and the nature of the relationship (including the absence of any material relationship between Ms. Citrino and Health Net outside of her service as a member of our Board of Directors), our Board of Directors determined that Ms. Citrino is independent.

•

With respect to Messrs. Craver and Yeager, entities with which these directors are or were employed during 2011 paid health insurance premiums to Health Net during 2011. Based on the amounts of such payments and the nature of the relationships (including the absence of any material relationship between Health Net and either Mr. Craver or Mr. Yeager, respectively, outside of service as a member of our Board of Directors), our Board of Directors determined that Messrs. Craver and Yeager are independent.

•

With respect to Mr. Craver, Health Net made provider payments in the ordinary course of business to an entity that employed an immediate family member of Mr. Craver. Because Mr. Craver’s immediate family member is not an executive officer of the entity, and based on the amounts paid by such entity to Health Net and the nature of the relationship (including the absence of any material relationship between Mr. Craver and Health Net outside of his service as a member of our Board of Directors), our Board of Directors determined that Mr. Craver is independent.

•

With respect to Mr. Willison, Health Net made certain payments in the ordinary course of business during 2011 to a hospital associated with a nonprofit entity of which Mr. Willison’s spouse is a member of the board of trustees. Health Net did not make any payments or donations to the nonprofit entity. Because Mr. Willison’s spouse is not an executive officer of the hospital to which Health Net made payments in 2011 and due to the nature of the relationship (including the absence of any material relationship between Mr. Willison and Health Net outside of his service as a member of our Board of Directors), our Board of Directors determined that Mr. Willison is independent.

In determining that Mr. Greaves is independent, the Board of Directors considered the following additional factors:

•	Mr. Greaves’ prior employment with the Company, which ended more than sixteen years ago;

•	the lifetime health benefits from the Company (or any successor) that he and his spouse received in conjunction with his retirement from the Company as an employee;

•	the fact that Mr. Greaves was reimbursed for certain expenses in connection with his travel to, and attendance at, certain business related meetings and events as a Company representative;

•

the fact that Mr. Greaves’ wife serves as a non-paid volunteer with Celebration of Children, a Company-sponsored charity, and Heart & Soul, a Company awards program, and receives certain expense reimbursements related to such service; and

•

the fact that Mr. Greaves was reimbursed for certain travel related expenses incurred by his wife while, and in conjunction with, attending or accompanying him to meetings and events unrelated to Celebration of Children and Heart & Soul.

In light of the significant time period since Mr. Greaves’ resignation and the fact that his receipt of health benefits is in no way contingent upon continued service to the Company, the business purpose of the expense reimbursements to Mr. Greaves, the fact that Mrs. Greaves receives no salary compensation (only reimbursement of documented expenses) for her service to Celebration of Children and Heart & Soul, and the nature and amount of the reimbursements to Mr. Greaves for expenses incurred by his wife while, and in conjunction with, traveling with him to business related meetings and events, the Board of Directors determined that these were not material relationships under NYSE listing standards and therefore determined Mr. Greaves to be independent under such standards.

Committees of the Board of Directors

Our bylaws establish the following standing committees of the Board of Directors: the Audit Committee, the Governance Committee, the Compensation Committee and the Finance Committee. Our bylaws further provide that additional committees may be established by resolution adopted by a majority of the Board of Directors. From time to time, the Board of Directors establishes various ad hoc committees by resolution. A majority of the Board of Directors selects the directors to serve on the committees of the Board of Directors upon recommendation of the Governance Committee.

Audit Committee.

The Audit Committee of our Board of Directors currently consists of Messrs. Yeager (Chairperson) and Craver and Ms. Fitzgerald. Each of the current members of the Audit Committee served on the Audit Committee during 2011. Our Board of Directors has determined that all current Audit Committee members are financially literate under the NYSE listing standards and that all current members of the Audit Committee are independent under NYSE listing standards and under the requirements of SEC Rule 10A-3. Messrs. Craver and Yeager have each been determined by the Board of Directors to be an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Our Audit Committee held nine meetings in 2011.

Audit Committee Responsibilities.    The Audit Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Audit Committee charter, the Audit Committee is responsible for, among other things:

•

appointing, compensating, retaining, terminating and overseeing the work of any registered public accounting firm (“independent auditors”) engaged to prepare or issue an audit report or perform other audit or non-audit services for us;

•

pre-approving our annual engagement letter with the independent auditors and all audit services and permitted non-audit services, including the proposed fees related thereto, to be performed for us by the independent auditors;

•	reviewing the performance of the independent auditors, including the lead partner of the independent auditors;

•

obtaining and reviewing, at least annually, a report from the independent auditors with respect to matters affecting the independent auditors’ internal quality-control procedures, independence and other material issues surrounding the auditing process;

•	evaluating the independence of the independent auditors;

•	reviewing and discussing with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

•	reviewing with management and the independent auditors information which is required to be reported by the independent auditors under SEC rules and regulations;

•

reviewing and discussing with management and the independent auditors our annual audited financial statements and quarterly financial statements, including our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any major issues related thereto;

•

reviewing with management and the independent auditors, among other things: treatment of significant transactions not a part of our regular operations; significant adjustments to our financial statements proposed or pass on by the independent auditors; the process surrounding certain accounting estimates; significant issues concerning litigations, contingencies, claims or assessments and material accounting issues that require disclosure in the financial statements; major issues regarding accounting principals and financial statement presentations; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and the effect of regulatory and accounting initiatives on the financial statements;

•	reviewing with management and the independent auditors, as applicable, the information to be included our earnings press releases;

•

reviewing and resolving all disagreements between our independent auditors and management regarding financial reporting and regularly reviewing with our independent auditors any problems or difficulties encountered in the course of any audit work;

•	appointing, retaining, dismissing, compensating and overseeing our internal auditors;

•

periodically reviewing the charters of the internal audit function, the Audit Committee’s involvement and interaction with the internal auditors, the internal audit risk assessment and internal audit plan with management and the internal auditors, and the responsibility of, performance of and services provided by the internal auditors;

•

reviewing the progress and results of all internal audit projects with management and the internal auditors, and, when necessary, assigning or directing management to assign additional audit projects to the internal auditors;

•

reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures, through inquiry and discussions with management, the internal auditors and the independent auditors;

•

reviewing the annual report prepared by management, and attested to by our independent auditors, assessing the effectiveness of our internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in our Annual Report on Form 10-K;

•	reviewing the controls that management has established to protect the integrity of the quarterly reporting process;

•

as directed by our Board of Directors in accordance with the Corporate Governance Guidelines, reviewing reports from management regarding our exposure to certain risks, including financial risk, and the steps management has taken to monitor and control such exposures;

•

reviewing with management, the independent auditors and internal auditors, as appropriate, our administrative, operational and accounting internal controls, including any special audit steps adopted in light of any discovery of material control deficiencies;

•	reviewing and monitoring compliance with governmental laws, regulations and undertakings;

•	preparing the report of the Audit Committee required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing the results of management’s review of our year-end financial results undertaken in connection with the our annual compensation risk assessment process;

•

reviewing our policies relating to the ethical handling of conflicts of interest and reviewing past or proposed transactions between us and members of management, including the use of corporate assets and considering the results of any review of these policies by the independent auditors;

•	establishing, implementing and applying policies and procedures for the review, approval or ratification of transactions required to be reported under item 404(a) of Regulation S-K;

•

monitoring compliance with our Code of Business Conduct and Ethics, including discussing with management and the independent auditors established standards of conduct and performance, and deviations therefrom;

•	reviewing with management, at the request of the Board of Directors, significant financial matters affecting us, whether or not related to a review of quarterly or annual financial statements; and

•	reviewing the results of audits conducted by governmental and regulatory agencies and external auditors engaged for specific purposes.

Governance Committee.

The Governance Committee of our Board of Directors is currently comprised of Messrs. Craver (Chairperson) and Foley and Ms. Escarra. Each of the current members of the Governance Committee served on the Governance Committee during 2011. Each of the current members of the Governance Committee is independent under NYSE listing standards. The Governance Committee held six meetings in 2011.

Governance Committee Responsibilities.    The Governance Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Governance Committee charter, the Governance Committee is responsible for, among other things:

•	establishing procedures for evaluating the credentials and suitability of potential director nominees proposed by our management or stockholders;

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reviewing qualifications of candidates for membership on our Board of Directors from whatever source received and identifying individuals qualified to serve as our directors, consistent with the criteria established by the Board of Directors;

•	reviewing and evaluating any stockholder nomination of an individual for election to the Board of Directors;

•	selecting director nominees for election by the stockholders at each annual meeting of our stockholders pursuant to our bylaws;

•	selecting individuals to fill vacancies on the Board of Directors which occur between annual meetings of our stockholders pursuant to our bylaws;

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recommending qualifications to serve as a director, the continuation of directors in an honorary or similar capacity and the definition of independence as it relates to the directors to the Board of Directors;

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reviewing, and recommending to the Board of Directors, the annual compensation payable to members of the Board of Directors for their service on the board of Directors, including any equity-based compensation and/or other perquisites payable to the Board of Directors;

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reviewing the suitability of each director for continued service as a director when his or her term expires and when he or she has a significant change in status, and to determine whether or not the director should be re-nominated;

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deliberating and taking such actions with respect to incumbent directors who fail to receive the required vote for re-election, and taking such other actions as are contemplated by our Policy Statement on Majority Voting, unless the Board of Directors has established that an alternative committee take the foregoing actions;

•

reviewing annually with the Board of Directors the composition of the Board of Directors as a whole and recommending, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity and contains at least the minimum number of independent directors required by the NYSE;

•

reviewing annually the relationships that each director has with us (including as a partner, shareholder or officer of an organization that has a relationship with us) and any categorical director independence standards adopted by the Board of Directors;

•	reviewing annually, in consultation with the Board of Directors, the size and composition of each standing committee of the Board of Directors, including the identification of individuals qualified to serve as members of a committee, including the Governance Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Governance Committee;

•

review annually committee assignments and the policy with respect to the rotation of committee memberships and/or chairpersonships with a view toward balancing the benefits derived from continuity against benefits derived from diversity of experience and viewpoints of the various directors, and to report any recommendations to the Board of Directors;

•	recommend that the Board of Directors establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise;

•	developing and recommending to the Board of Directors, at least annually, a set of corporate governance guidelines that are appropriate for the Company;

•	overseeing the evaluation of the Board of Directors and our management; and

•	evaluating our succession plans for the Chairman of the Board, Chief Executive Officer and other senior officers.

In addition, the Governance Committee is responsible for reviewing director compensation and making recommendations to the Board of Directors with respect to director compensation. The Governance Committee has from time to time directed Semler Brossy Consulting Group, LLC (“Semler”), the Governance and Compensation Committees’ compensation consultant, to provide certain services with respect to director compensation. Periodically, the Governance Committee reviews compensation survey data for compensation of peer boards of directors provided by Semler and determines whether any adjustments to the Board of Directors’ compensation are appropriate. If adjustments are appropriate, the Governance Committee recommends such adjustments to the Board of Directors. Historically, reviews and adjustments to the Board of Directors’ compensation generally have occurred less frequently than annually.

Consideration of Director Nominees.    The Governance Committee selects director nominees, including those nominated to fill vacancies on the Board of Directors, on the basis of the nominee’s possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards and our bylaws and other corporate governance documents. In particular, the Governance Committee considers whether a director nominee exhibits the following attributes when reviewing and evaluating candidates:

•	talent and experience as a senior executive at major organizations, whether public companies, private businesses, non-profit organizations or other large, dynamic organizations;

•	commitment to ethical practices and quality;

•

diversity of background, with diversity reflecting age, gender, ethnicity, and industry focus, and whether such attributes contribute to an appropriate balance of perspective and experience on the Board of Directors; and

•	financial acumen or other professional, educational, or business experience relevant to managed health care and other aspects of our business and operations.

The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all candidates.

Identifying and Evaluating Director Nominees.    The Governance Committee identifies potential director nominees from many sources. In the event that a vacancy on the Board of Directors occurs between annual meetings of stockholders, the Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. The Board of Directors may maintain a vacancy or vacancies if it cannot identify suitable candidates meeting the Board’s director qualification standards. The Governance Committee asks current directors and executive officers to notify the

Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board of Directors. From time to time, the Governance Committee also engages third party search firms that specialize in identifying director candidates.

The Governance Committee also considers director candidates recommended by stockholders. The Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Governance Committee may, in addition to the criteria described above, take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a director candidate considered by the Governance Committee for inclusion on the slate of nominees, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and record address of the stockholder;

•	evidence of number of shares of our Common Stock which are owned beneficially or of record by the stockholder and the length of time owned;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Health Net; and

•	the candidate’s signed consent to be named as a director if selected by the Governance Committee and nominated by the Board of Directors.

The stockholder’s recommendation and information described above must be sent to our Corporate Secretary at 21650 Oxnard Street, Woodland Hills, California 91367 and received by the Corporate Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Chairperson of the Governance Committee or another member of the Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In connection with the 2012 Annual Meeting and in accordance with the above guidelines, the Governance Committee nominated for re-election each of the following nine nominees: Mses. Citrino, Escarra and Fitzgerald and Messrs. Craver, Foley, Gellert, Greaves, Willison and Yeager.

Compensation Committee.

The Compensation Committee currently consists of Messrs. Willison (Chairperson) and Foley and Mses. Citrino and Escarra. Each of the current members of the Compensation Committee served on the Compensation Committee during 2011. Each of the current members of the Compensation Committee qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” for Section 162(m) purposes and is independent under NYSE listing standards. In 2011, our Compensation Committee held seven meetings.

Compensation Committee Responsibilities.    The Compensation Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Compensation Committee charter, the Compensation Committee is responsible for, among other things:

•

evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of our executive compensation plans, and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and recommending for approval by the independent directors of the Board of Directors, the Chief Executive Officer’s compensation level based on this evaluation, which recommendation is subject to ratification, modification or rejection by the independent directors of the Board of Directors;

•

evaluating annually the performance of our most highly compensated officer (other than the Chief Executive Officer) (for 2011, the Executive Vice President, Chief Operating Officer) in light of the goals and objectives of our executive compensation plans, and recommending to the Board of Directors such officer’s compensation level, which recommendation is subject to ratification, modification or rejection by the Board of Directors;

•

evaluating annually the performance of our senior officers, including all officers who occupy jobs that the Compensation Committee, solely for purposes of evaluating compensation, determines to have the highest impact on us (the “Senior Officers”), including the “named executive officers” listed previously herein (excluding the Chief Executive Officer and the second most highly compensated officer, which were discussed above), and approving each such Senior Officer’s compensation level;

•

reviewing and approving, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than the Chief Executive Officer, our second mostly highly compensated officer and the Senior Officers, and advising the Board of Directors of actions taken;

•

reviewing as necessary and appropriate our goals and objectives for our compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amending, or recommending that the Board of Directors amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

reviewing as necessary and appropriate our compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, in light of our goals and objectives with respect to such plans, and, if the Compensation Committee deems it appropriate, adopting, or recommending to the Board of Directors the adoption of new or the amendment of existing plans;

•

reviewing all equity-compensation plans to be submitted for stockholder approval under the federal tax rules or NYSE listing standards, and reviewing and, in the Compensation Committee’s sole discretion, approving, or recommending to the Board of Directors the approval of, all equity-compensation plans that are exempt from or not subject to such stockholder approval requirements, in each case, in light of our goals and objectives with respect to such plans;

•	reviewing and approving any severance or termination arrangements to be made with any of our Senior Officers;

•	reviewing periodically perquisites or other personal benefits to our Senior Officers and recommending any changes to the Board of Directors;

•

producing a report of the Compensation Committee that contains a statement as to whether the Compensation Committee has reviewed and discussed the CD&A with management and whether it has recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement or Form 10-K; and

•

performing such duties and responsibilities as may be assigned to the Board of Directors or the Compensation Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plans or compensation recovery policy.

As provided in its charter, the Compensation Committee has the responsibility to review at least annually the performance of the Chief Executive Officer, the second-highest paid executive and the Senior Officers (the “Oversight Positions”). The Compensation Committee has the authority to approve the compensation for all Oversight Positions, other than the Chief Executive Officer and the second-highest paid executive. The Board of Directors has the responsibility to determine the compensation for the Chief Executive Officer and second-highest paid executive. When making such determination, the Board of Directors takes into consideration the

Compensation Committee’s recommendation regarding the compensation for the Chief Executive Officer and second-highest paid executive and may choose to ratify, modify or reject such recommendation. The annual performance review of the Oversight Positions occurs in the first quarter of the calendar year following the previous 12-month performance period. Such review cannot be delegated to anyone other than the Compensation Committee, though the annual performance evaluation of the Chief Executive Officer may be done as a committee or together with other independent directors, as directed by the Board of Directors.

The Board of Directors and the Compensation Committee, as applicable, determine the compensation levels for our named executive officers on an annual basis by considering a variety of factors described in the “How do we determine the amount for each element of executive officer compensation?” portion of the “Compensation Discussion and Analysis” section of this proxy statement.

For all employees other than the Oversight Positions, the Chief Executive Officer and his direct reports review and approve compensation decisions on an annual basis. In conducting their annual compensation review, the Chief Executive Officer and his direct reports consider the same factors that the Compensation Committee uses for its annual review, as listed above. The Compensation Committee is not responsible for considering or determining compensation for the Board of Directors. The evaluation of the compensation of our Board of Directors is the responsibility of the Governance Committee and Board of Directors as discussed above in the “Governance Committee” section of this proxy statement.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Health Net’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee has directly selected and retained the services of Semler to assist it in evaluating executive compensation matters. The aggregate fees paid to Semler for services that were not related exclusively to executive or director compensation were less than $120,000 during 2011. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultant in order to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the compensation consultant’s fees and other retention terms that relate to the compensation consultant’s work. The compensation consultant reports directly and exclusively to the Compensation Committee with respect to executive compensation matters.

For a full discussion of the services that Semler provides to our Compensation Committee to assist it in structuring and evaluating our executive compensation programs, plans and practices, see the “Compensation Discussion and Analysis” section of this proxy statement.

Finance Committee.

The Finance Committee of the Board of Directors currently consists of Mses. Fitzgerald (Chairperson) and Citrino and Messrs. Willison and Yeager. Each of the current members of the Finance Committee served on the Finance Committee during 2011. In 2011, our Finance Committee held eight meetings.

Finance Committee Responsibilities. The Finance Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Finance Committee charter, the Finance Committee is responsible for, among other things:

•	reviewing our investment policies and guidelines;

•	monitoring the performance of our investment portfolio;

•

reviewing, in coordination with the Board of Directors or Audit Committee, as applicable, our financial structure and operations, including but not limited to share repurchases, cash flow, cash management and working capital, in light of our long-term objectives;

•	reviewing and recommending to the Board of Directors appropriate action on proposed acquisitions and divestitures;

•	establishing appropriate authority levels for various officials of Health Net including with respect to mergers and acquisitions transactions, divestiture transactions and capital expenditures;

•	reviewing and recommending appropriate action with respect to our short- and long-term debt structure;

•

reviewing, at least annually, in coordination with the Compensation Committee, the investment options offered to participants in our 401(k) Savings Plan and, in connection therewith, reviewing the annual performance of such investment options;

•	reviewing and recommending appropriate action with respect to our “directors and officers” and “errors and omissions” insurance coverage; and

•	reviewing and recommending appropriate action with respect to our significant tax strategies.

Board Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management that is designed to support the achievement of our objectives, including strategic objectives, improvement of long-term organizational performance and enhancement of stockholder value. Risk is an inherent part of Health Net’s business activities and Health Net’s enterprise risk management framework and governance structure are intended to provide ongoing management of the key risks in its business activities. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. In setting our business strategy, the Board of Directors assesses selected risks being mitigated by management and determines what constitutes an appropriate level of risk for us. Discussions between senior management and Board members regarding risk management, control and mitigation are critical components of the Board of Directors’ risk oversight process.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the Board of Directors regarding significant risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and compliance risk and internal control over financial reporting, and evaluating the effectiveness of our Code of Business Conduct and Ethics.

Compensation Committee	Overseeing our compensation and benefits practices and evaluating the balance between risk-taking and rewards to employees, as discussed under the heading, “Compensation Risk Assessment.”

Finance Committee	Monitoring the level of risk associated with investment policies and portfolio, strategic endeavors, use of cash and short- and long-term debt structure.

Governance Committee	Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines, and overseeing management’s succession planning.

In addition, as part of the effort to support the achievement of our objectives, the Board of Directors conducts an annual evaluation of its own performance, including the performance of each committee of the Board of Directors. The Board of Directors also conducts an annual evaluation of the President and Chief Executive Officer. As part of this formal evaluation process, the President and Chief Executive Officer prepares a self-evaluation, including his evaluation of the Company’s performance for the prior fiscal year. Each member of the Board of Directors then individually assesses his and the Company’s performance for the prior fiscal year, providing another forum for dialogue between senior management and Board members regarding the effectiveness of risk management and mitigation efforts.

Board Leadership Structure

Health Net has separated the roles of the Chairman of the Board and Chief Executive Officer since 1999.

After carefully considering the benefits and risks of separating the roles of the Chairman of the Board and Chief Executive Officer, the Board of Directors has determined that having an independent director serve as the Chairman of the Board is the most appropriate leadership structure for Health Net and is in the best interest of its stockholders at this time. With the exception of Mr. Gellert, our President and Chief Executive Officer, the Board of Directors is comprised entirely of independent directors. Separating the roles of the Chairman of the Board and Chief Executive Officer enables the independent directors to participate meaningfully in the leadership of the Board of Directors. The Board of Directors believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management. At the same time, the current Chairman of the Board is a director who has experience with our predecessor companies and therefore has deep institutional knowledge about our organization’s history and operations. For this reason, our Chairman of the Board is able to understand the unique challenges faced by management and serve as a liaison between the Board of Directors and management.

Our Corporate Governance Guidelines give the Board of Directors the flexibility to change its leadership over time, as needed, by permitting the roles of the Chairman of the Board and Chief Executive Officer to be held by the same person. The Board of Directors will continue to evaluate whether its leadership structure is appropriate as Health Net’s business evolves.

DIRECTORS’ COMPENSATION

Directors’ Compensation Table for 2011

	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2)(4) ($)	All Other Compensation ($)		Total ($)
Mary Anne Citrino	78,000		130,006	0		208,006
Theodore F. Craver, Jr.	92,000		130,006	0		222,006
Vicki Escarra	70,000		130,006	0		200,006
Gale S. Fitzgerald	97,000	(3)	130,006	0		227,006
Patrick Foley	78,000		130,006	0		208,006
Roger F. Greaves	220,000		130,006	16,364	(5)	366,370
Bruce G. Willison	90,000		130,006	0		220,006
Frederick C. Yeager	101,000		130,006	0		231,006

(1)	Consists of all retainers and fees earned by each non-employee director for his or her services to us during 2011.

(2)

Represents the aggregate grant date fair value of 4,073 restricted stock units, or RSUs, granted on May 19, 2011 to each non-employee director, as calculated in accordance with FASB ASC Topic 718. The grant date fair value shown is based on a per share value of $31.919. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant ($31.92 per share) by the number of restricted stock units granted, and then subtracting the par value of $0.001 per share of Common Stock.

(3)	The amount shown was deferred under the Health Net, Inc. Deferred Compensation Plan for Directors.

(4)

The RSUs granted to each of our non-employee directors in 2011 vest and become non-forfeitable as to 33-1/3% of the RSUs on each of the first, second and third anniversaries of the grant date of May 19, 2011. No options to purchase shares of our Common Stock were granted to our non-employee directors in 2011. The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2011. Stock awards consisted of unvested RSUs. Upon vesting and the passage of any applicable deferral period, the RSUs are paid in shares of our Common Stock on a one-for-one basis. Directors may elect to defer payment until a later date, which would result in a deferral of taxable income to the director. Option awards consist of exercisable and unexercisable options.

	Aggregate Stock Awards Outstanding as of December 31, 2011 (#) Restricted Stock Units	Aggregate Option Awards Outstanding as of December 31, 2011 (#) Stock Options
Mary Anne Citrino	4,073	18,959
Theodore F. Craver, Jr.	4,073	77,586
Vicki Escarra	4,073	52,405
Gale S. Fitzgerald	4,073	91,559
Patrick Foley	4,073	91,559
Roger F. Greaves	4,073	91,559
Bruce G. Willison	4,073	91,559
Frederick C. Yeager	4,073	73,586

(5)

The amount shown is comprised of (a) $3,961 in expenses that were reimbursed to Mr. Greaves for travel related expenses that he incurred while, or in conjunction with, attending certain events, as a Health Net representative, for which Mr. Greaves served a bona fide business purpose that was not directly related to his service as Chairman of the Board or as a member on a Health Net subsidiary board, and (b) $12,403 that was reimbursed to Mr. Greaves for travel related expenses that Mrs. Greaves incurred while, or in conjunction with, attending or accompanying Mr. Greaves to meetings and events unrelated to Celebration of Children and Heart & Soul.

Cash Retainers and Meeting Fees.    The annual retainer payable to our non-employee directors during 2011 was $45,000. During 2011, each non-employee director who chaired the Compensation Committee, Governance Committee or the Finance Committee received an additional annual retainer of $10,000. The non-employee director who chaired the Audit Committee received an additional annual retainer of $15,000. Each non-employee director also received a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee. Non-employee directors received a $2,000 fee for each Audit Committee meeting attended. In lieu of these retainer and meeting fees, Mr. Greaves received $18,333.34 per month for his services during 2011 as Chairman of the Board of Directors. No fees are paid to Health Net employees for service as a director. In December 2011, the Governance Committee and the Board of Directors reviewed the meeting fees and annual retainers payable to non-employee directors and determined that no changes were necessary at that time but reserved the right to revisit the topic in early 2012.

Equity Grants.    Until December 2010, our non-employee director equity compensation program provided for non-employee directors to receive initial grants of nonqualified stock options when they join our Board of Directors and automatic annual grants of nonqualified stock options upon their re-election to our Board of Directors.

In December 2010, the Governance Committee recommended to the Board of Directors, and the Board of Directors approved, a modification to our non-employee director equity compensation program. Beginning in 2011, the initial equity grants and the automatic annual equity grants to non-employee directors are made in the form of restricted stock units (“RSUs”), rather than nonqualified stock options. These grants are made under the Company’s 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”). The target value of each of the initial and annual non-employee director grants is $130,000 and is calculated based on the fair value of the shares underlying the RSUs on the date of grant. Each grant vests as to 33 1/3% of the RSUs each year on the anniversary of the date of grant, provided that the RSUs will become immediately exercisable in the event of a “change in control” of Health Net, as defined in the 2006 Plan. Upon vesting, the non-employee director will be entitled to receive the number of shares of Common Stock underlying the vested portion of the RSU grant. Each non-employee director may elect to defer the distribution of shares underlying the vested RSUs in accordance with deferral procedures established by the Company.

Certain of our directors have outstanding non-qualified stock option grants that were made pursuant to our Third Amended and Restated Non-Employee Director Stock Option Plan (the “NED Plan”). We no longer utilize this plan for grants to non-employee directors. The terms and conditions of the grants that were made to non-employee directors under the NED Plan are substantially the same as grants made under the 2006 Plan, except that the definition of “change in control” is different in the NED Plan.

Expenses.    We generally provide for, or reimburse the reasonable expenses of (including costs of travel and lodging), our directors incurred in connection with attending Board of Directors, committee and stockholder meetings. We also reimburse directors for their reasonable expenses associated with attendance at other Heath Net-related business meetings and events. In addition, we invite our directors and their companions to attend the annual Health Net Board retreat, and generally reimburse the reasonable expenses of their companions’ travel and lodging. Health Net does not own its own aircraft and, as such, our directors generally use commercial air, rail or automobile transportation when traveling to Health Net-related business meetings. In addition, we also provide for, or reimburse the expenses of, the Chairman of the Board’s spouse, Erika Greaves, related to her attendance (including the costs of travel and lodging) at Celebration of Children and Heart & Soul meetings and events. Mrs. Greaves serves as a volunteer for Celebration of Children, which is a Health Net-sponsored charity program and for Heart & Soul, which is Health Net’s awards program for employees. In addition, we also reimburse the expenses of Mrs. Greaves when she accompanies Mr. Greaves to Health Net-related business meetings and events that are unrelated to Celebration of Children or Heart & Soul.

Deferred Compensation Plan for Directors.    Each non-employee director is eligible to participate in the Health Net, Inc. Deferred Compensation Plan for Directors (the “Director DC Plan”). Participants may elect to defer all or a portion of their cash retainers, meeting fees and certain other cash remuneration earned for services performed during the year. All amounts deferred under the Director DC Plan are vested amounts. The Director

DC Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year while they are still serving on our Board or they can elect to have payments made to them in the event of their separation from service with us. Payments under the Director DC Plan can be made in a lump sum payment or as annual installments over a period of greater than two years and less than ten years. Deferred amounts are treated as having been invested in certain investment funds as elected by the participant and become the basis for determining the earnings on the participant’s deferral account. Ms. Fitzgerald and Mr. Willison have account balances under the Director DC Plan, and Ms. Fitzgerald is the only non-employee director who elected to defer compensation under the Director DC Plan during 2011.

Stock Ownership Requirements.    Our Board of Directors has adopted stock ownership guidelines for non-employee directors. As of March 9, 2012, the guidelines required non-employee directors to make good faith progress towards holding qualifying shareholdings with a value equal to or in excess of $300,000 (the “Director Ownership Threshold”). As of March 28, 2012, each of Messrs. Foley, Greaves and Willison held qualifying shareholdings with a value equal to or in excess of the Director Ownership Threshold, and the remainder of our non-employee directors are complying with the stock ownership guidelines as they make progress toward the Director Ownership Threshold.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Our business requires a talented, motivated and capable leadership team. To that end, executive compensation plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

This Compensation Discussion and Analysis (“CD&A” or “Compensation Discussion and Analysis”) discusses the compensation programs and policies in place for our named executive officers, as well as the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our named executive officers. Our named executive officers for 2011 consist of the following executives:

•	Jay M. Gellert, our President and Chief Executive Officer;

•	James E. Woys, our Executive Vice President and Chief Operating Officer;

•	Joseph C. Capezza, CPA, our Executive Vice President, Chief Financial Officer and Treasurer;

•	Steven J. Sell, our President, Western Region Health Plan; and

•	Steven D. Tough, our President, Government Programs.

Executive Summary

2011 Performance

Health Net’s overall 2011 performance, including financial results, was strong. The following are highlights of our 2011 performance:

•	The Company’s Western Region Operations segment pre-tax income (“PTI”) increased to $264.4 million in 2011 compared with $244.5 million in 2010.

•	The Company’s Government Contracts segment PTI increased to $185.2 million in 2011 compared with $178.7 million in 2010.

•	Commercial membership in the Health Net’s tailored network products was approximately 428,000 at December 31, 2011, a 35.1 percent increase from December 31, 2010.

•	Operating cash flow was $103.4 million for the full year, which was more than 1.4 times net income.

•

The Company repurchased 13.6 million shares of common stock for approximately $373.5 million. The 13.6 million shares represented more than 14 percent of the shares of common stock outstanding at the end of 2010.

•

The sum of the PTI for each of our Western Region Operations and Government Contracts reportable segments (collectively, “Combined Western Region and Government Contracts PTI”) increased to $449.7 million in 2011 from $423.3 million in 2010. For more information on the pre-tax income for each of these reportable segments, see Notes to Consolidated Financial Statements, Note 14—Segment Information of our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”).

Key Compensation Decisions and Tie to Our Performance

•

Under our 2011 Executive Officer Incentive Plan (the “EOIP”), we emphasized pay-for-performance as the Company’s achievement of a pre-established level of Combined Western Region and Government Contracts PTI was a key factor in determining cash incentive awards. We exceeded our target Combined Western Region and Government Contracts PTI of $437.5 million, and the Compensation

Committee approved cash incentive awards after taking into account a variety of Company and individual performance factors, as further discussed under “—Analysis of Compensation During Fiscal 2011—Annual Performance-Based Incentive Cash Awards” below.

•

In 2011, we moved from a 75%-25% mix of stock options and restricted stock units, respectively, to a 50%-50% mix of those forms of equity awards, in order to be responsive to increased uncertainty within our industry due to, among other things, the sweeping changes enacted and proposed under the federal health care reform legislation and other federal and state legislation, and proposed Congressional and legal challenges to such legislation. The increase in restricted stock units as a component of equity compensation for our named executive officers was intended to provide greater certainty with respect to the value being provided to our executives, as restricted stock units have intrinsic value from their date of grant and going forward, and, accordingly, to serve as a retention tool for our executives.

•

In light of the aforementioned uncertain industry climate and because the base salaries of our named executive officers largely approximated the market median of competitive market data provided by the Compensation Committee’s independent compensation consultant (as discussed under “—Competitive compensation analysis for fiscal 2011” below), the Compensation Committee and Board approved only modest increases in base salaries for our named executive officers, generally representing increases of 3-5%, with the exception of Mr. Gellert, who did not receive a salary increase.

Highlights of our Compensation Program

•

Pay for Performance.    In 2011, we continued to place a large percentage—78% on average—of our named executive officers’ actual total direct compensation “at-risk” in the form of annual cash incentive and equity-incentive compensation. This program design is intended to motivate our executive officers to achieve positive short- and long-term results for our stockholders.

•

Compensation Recovery Policy.    We have a formal compensation recovery policy for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities from our current executive officers (and certain other employees identified by the Board) following certain misconduct that requires the restatement of our financials due to material noncompliance with reporting requirements or if any such employee engages in conduct constituting “cause” under such employee’s employment agreement. See “—Compensation Recovery Policy” below for further detail about this policy.

•

Elimination of Tax Gross-Ups.    We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers, except pursuant to certain Company-wide policies which are limited in nature. We also do not permit tax gross-up payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), on severance and change in control pay for any person who became an executive officer after 2007.

•

Equity Ownership Guidelines.    Our Compensation Committee has established equity ownership guidelines which require each of our named executive officers to hold 75% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all of his qualifying shareholdings equals or exceeds an ownership threshold equal to a multiple of his annual base salary. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.

Impact of 2011 Advisory Vote on the Compensation of Named Executive Officers

In May 2011, we provided stockholders an advisory vote to approve the compensation of our named executive officers (the “say-on-pay proposal”). At our 2011 Annual Meeting of Stockholders, our stockholders approved the compensation of our named executive officers, with over 84% of the votes cast in favor of the say-on-pay proposal. In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors as discussed in this CD&A. While each of these factors informed the Compensation Committee’s decisions regarding the compensation of our named executive officers, the Compensation Committee did not implement significant changes to our 2011 executive compensation program. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

What is the role of the Compensation Committee?

The Compensation Committee has primary authority to structure our compensation programs and establish compensation levels for our executives, including our named executive officers; however, our Board approves final compensation decisions (including any grant of equity awards) with regard to our Chief Executive Officer and our second-highest paid executive. A detailed discussion of the Compensation Committee’s role and responsibilities can be found under the “Corporate Governance” section of this proxy statement.

What are the objectives of our executive officer compensation programs?

Managed care is a complex industry that faces regulatory and marketplace challenges, especially in light of the sweeping changes enacted and proposed under the federal health care reform legislation and other state and federal legislation. We have found that the pool of executives with the relevant industry experience and skills to provide effective leadership in this complex and uncertain health care environment is limited. Therefore, our compensation program must support our goal of attracting and retaining executive talent with the knowledge and leadership capability needed for us to operate successfully and to meet upcoming challenges and opportunities. Of equal importance, our compensation program must (i) motivate our executive officers to meet or exceed our short-term performance objectives and (ii) align the interests of our executives with those of our stockholders by rewarding our executives for results that create long-term stockholder value.

The objectives of our compensation program are to:

•	motivate our executive officers by aligning pay and performance and subjecting a significant portion of our executive officers’ compensation to the achievement of pre-established objectives;

•

attract and retain highly qualified and talented executive officers and other key employees by providing a total compensation program that is competitive with companies with whom we compete for executive talent;

•	align the interests of our executive officers with those of our stockholders though equity-based long-term incentive awards that link executive compensation to stockholder value;

•	provide financial stability to our executive officers while recognizing individual performance and achievements;

•	consider plan affordability and our capacity to pay;

•	promote the ownership of our stock by our executives; and

•

provide balanced short and long-term reward elements with potential upside for exceeding performance targets (capped at a market-competitive level) and downside risk for missing performance targets, and reward the creation of stockholder value, while also ensuring that the elements, individually and in the aggregate, do not encourage unnecessary or excessive risk taking and serve an important retention function.

What are the elements of named executive officer compensation and why do we provide each element?

The major compensation elements for our named executive officers are:

•	base salaries;

•	annual performance-based incentive cash awards;

•	equity awards;

•	retirement plans;

•	severance and change in control benefits; and

•	limited perquisites and other benefits.

Our use of each of these compensation elements varies among our executive officers, as described in detail in this Compensation Discussion and Analysis. We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance-based programs. Our long-term equity compensation program rewards sustained performance and financial growth while aligning the interests of our executive officers with those of our stockholders. Our annual performance-based incentive cash award program rewards short-term financial performance. Each of these elements helps us to attract and retain qualified and capable executive officers. The specific purposes of each element are identified in the descriptions that follow in this CD&A.

Base Salary.

Base salaries provide our named executive officers with a degree of financial certainty and stability, compensating them for performing their core job duties and recognizing individual achievements and contributions. The base salary for each of our named executive officers is set forth in their respective employment agreements and is subject to adjustment by the Board or the Compensation Committee (depending on the executive’s level). Further discussion regarding 2011 base salary is presented below under the sections, “—How do we determine the amount for each element of executive officer compensation?” and “—Analysis of Compensation During Fiscal 2011.”

Annual Performance-Based Incentive Cash Awards.

Annual performance-based incentive cash awards help to motivate our named executive officers to meet or exceed our short-term performance objectives. Each named executive officer’s employment agreement provides for eligibility to participate in our EOIP, a target bonus amount, expressed as a percentage of base salary, and provides that such executive officer will have a maximum bonus opportunity equal to 200% of his target bonus amount. In determining the target bonus amount for each named executive officer, our Compensation Committee considers the market data provided by its independent compensation consultant, Semler, as described in the section, “How do we determine the amount for each element of executive officer compensation?”

The EOIP is fully funded if we meet or exceed a pre-established performance threshold. For 2011, we used Combined Western Region and Government Contracts PTI as our performance measure for funding of the EOIP. This measure creates emphasis on operational performance, which supports the Company’s long-term financial growth and development and rewards the creation of value for our stockholders. Company-wide performance factors and individual performance factors were also considered when determining the actual award amounts paid to EOIP participants. Under the EOIP, assessment of performance is based both on what is achieved and how it is achieved. This structure helps to ensure that business goals are accomplished in a manner that is consistent with Health Net’s values. A description of the material terms of the EOIP can be found below in the section entitled “—Analysis of Compensation During Fiscal 2011—Annual Performance-Based Incentive Cash Awards.” In 2011, the Company exceeded the pre-established performance threshold, the EOIP was fully funded and bonuses were paid to our named executive officers, as discussed in detail below under “—Analysis of Compensation During Fiscal 2011—Annual Performance-Based Incentive Cash Awards.”

Long-Term Equity Compensation.

Equity Grant Guidelines—General.    Each year, the Compensation Committee approves grant guidelines for equity awards to all employees who are eligible to participate in our equity program, including our named executive officers. Grant guidelines for our named executive officers take into consideration grant values at the market median based on competitive market data provided by Semler and our targeted rate of share usage, or burn rate, as well as several other factors including participants’ salary grade levels in the organization, participation guidelines, remaining shares available for issuance under our equity plans, longer-term stock price trends and option valuations. The grant guidelines provide a range of shares available for grant to participants at each salary grade level to deliver competitive equity value to the eligible recipient population and ensure that we maintain our targeted burn rate, which the Compensation Committee approves each year.

Our targeted burn rate controls the rate of dilution for stockholders, is competitive with industry practice and provides a reasonable amount of value sharing with executives. We measure burn rate in stock option equivalents assuming a conversion factor for every full value share granted. Our historical dilution and rate of usage over the past five years, as shown in the table below, illustrates our ability to maintain our rate of usage at or near 2% of our outstanding Common Stock in recent years.

Stockholder Dilution From Stock Grants: Historic Rates of Usage at Health Net

	FY 2007	FY 2008	FY 2009	FY 2010	FY 2011
Diluted Weighted Average Shares	113,829,000	107,610,000	103,849,000	99,232,000	89,970,000
Option-Equivalent Shares Granted	2,223,821	2,326,443	2,093,850	2,460,237	2,055,412
Rate of Share Usage (%)	1.95	2.16	2.02	2.48	2.28

2011 Equity Grant Guidelines.    In determining our 2011 annual equity grant guidelines, the Compensation Committee reviewed market trends in equity grant guidelines based on the market median and considered the other factors discussed above.

In December 2010, the Compensation Committee made initial determinations with regard to the 2011 burn rate cap for all equity grants to long-term incentive participants and the grant guidelines for 2011 long-term incentive awards to our named executive officers. In making these determinations, the Compensation Committee assumed a $28.00 trading price for our common stock, which represented the approximate average closing price of our common stock over the prior 30 days. Under the 2011 grant guidelines, the Compensation Committee recommended granting our named executive officers long-term incentive awards with values approximately 12%, on average, below the market median. The Compensation Committee approved the 2011 long-term incentive awards to our named executive officers on February 18, 2011, which was also the actual grant date of the 2011 awards. In connection with their review and approval of the 2011 awards, the Compensation Committee considered that the trading price of our common stock had increased to $30.73 on the grant date and determined that the increase did not warrant any changes to the equity grants previously recommended by the Compensation Committee.

The actual grant date fair values of the long-term incentive awards granted to our named executive officers, including the value of such awards relative to the market median, are shown in the “2011 Long-Term Equity Compensation” table below. For further discussion on how Semler determines the market median and how this data affected the Compensation Committee’s 2011 compensation decisions, please see “—Competitive compensation analysis for fiscal 2011” below.

Determinations Regarding Form and Mix of 2011 Equity Awards.    In February 2011, the Compensation Committee determined that long-term incentive grants consisting of stock options and restricted stock units, both with service-based vesting, would be granted to our executives. The Compensation Committee believes that long-term performance measures are difficult to predict in our industry’s uncertain environment and therefore determined that stock options and restricted stock units are appropriate vehicles to motivate executives to achieve optimal performance. The use of stock options with service-based vesting maintains our executives’ focus on activities that support value creation, while recognizing that the strategy and drivers of value may continue to change and evolve as the health care environment evolves. The Compensation Committee also believes that the use of restricted stock units with service-based vesting both supports retention objectives and motivates executives to increase value to our stockholders.

For 2011, the Compensation Committee approved long-term incentive grants to our named executive officers with 50% of the award in the form of stock options and 50% of the award in restricted stock units. The stock options and the restricted stock units vest one-third per year over three years. The Compensation Committee changed the mix of equity incentive grants, which in 2010 consisted of 75% and 25% of the value in the form of stock options and restricted stock units, respectively, to an even mix of stock options and restricted stock units in 2011 in response to increased uncertainty within our industry and as a method for supporting our retention objectives with regard to our named executive officers.

Retirement Plans.

Qualified defined contribution retirement plan—Health Net, Inc. 401(k) Savings Plan (“401(k) Plan”).    We offer the 401(k) Plan to all of our employees, including our named executive officers. The 401(k) Plan allows pre-tax salary deferral contributions of one to thirty percent (1% to 30%) of total eligible compensation up to the Internal Revenue Service maximum limits, including any catch-up contributions for employees age 50 or older. We match one hundred percent (100%) of the first three percent (3%) of eligible compensation contributed by an employee to the 401(k) Plan and match an additional fifty percent (50%) of the next two percent (2%) of eligible compensation contributed by an employee. Effective January 1, 2006, we elected the “safe harbor” method of meeting certain non-discrimination requirements under the Code with respect to the 401(k) Plan. This means that pre-tax salary deferral contributions and safe harbor matching contributions made under the 401(k) Plan automatically meet certain non-discrimination tests. The safe harbor requires that all matching contributions be immediately one hundred percent (100%) vested. Named executive officers may not elect Health Net, Inc. Common Stock as an investment option in the 401(k) Plan. Other than Mr. Tough, all of our named executive officers participated in the 401(k) Plan during 2011 and each received matching contributions of $9,800.

Nonqualified voluntary deferred compensation plan—Health Net, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”).    Our named executive officers and certain of our other management employees are eligible to defer certain compensation under the Deferred Compensation Plan which permits personal savings beyond the IRS contribution limits on qualified plans and may provide certain tax benefits. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit, enhancing our ability to attract and retain talented managers while building plan participants’ long-term commitment to Health Net. The return on the deferred amounts is linked to the performance of market-based investment choices made available to participants under the plan. None of our named executive officers elected to participate in the Deferred Compensation Plan in 2011. A description of the material terms of the Deferred Compensation Plan can be found in this proxy statement under the section entitled “Nonqualified Deferred Compensation for 2011.”

Nonqualified defined benefit pension plan—Health Net, Inc. Supplemental Executive Retirement Plan (“SERP”).    We maintain a nonqualified supplemental executive retirement program, which provides benefits to a very limited number of our executives with supplemental retirement income beyond the IRS contribution limits for qualified plans, affording participants a measure of financial stability and security and building the participants’ long-term commitment to Health Net. The Compensation Committee has been extremely selective in approving participants in the SERP. Messrs. Gellert and Woys are the only named executive officers who participate in the SERP. Messrs. Gellert and Woys are 100% vested in their accounts under the SERP. A description of the material terms of the SERP can be found under the table entitled “Pension Benefits for 2011.”

Severance and Change in Control Benefits.

We have entered into employment agreements with each of our named executive officers, pursuant to which they generally are eligible for severance and change in control benefits from Health Net. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. Our outstanding equity awards provide for accelerated vesting upon the occurrence of both a change in control and involuntary termination of employment by the acquirer or by the executive under the definition of “good reason” within two years of such change in control. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under the section entitled “Severance and Change in Control Arrangements.”

The Compensation Committee believes that employment agreements benefit Health Net by clarifying the terms of employment and ensuring that we are protected by non-solicitation, non-disclosure and reimbursement of sign-on/engagement bonus provisions. The Compensation Committee believes that severance and change in control benefits are necessary to attract and retain senior talent in the managed care industry, which protects the interests of our stockholders. Our agreements are designed to attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security. We do not permit tax gross-up payments under Section 280G of the Code on severance and change in control pay for any person who became an executive officer after 2007.

The Compensation Committee periodically reviews payments, benefit levels and the estimated costs related to such arrangements in order to ensure that the arrangements continue to serve Health Net’s and our stockholders’ best interests in retaining key executives.

Perquisites and other Personal Benefits.

General.    We provide our named executive officers with various perquisites and personal benefits, which serve as an important recruiting and retention tool.

We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers, except pursuant to certain Company-wide policies which are limited in nature. Under our Company-wide relocation policy, we provide tax gross-up payments with respect to standard relocation benefits. Under our Company-wide policy relating to spousal travel, we also provide tax gross-up payments relating to spousal travel for limited Company-sponsored events, which typically include sales and broker events that serve as an important part of our business. The Compensation Committee determined it is appropriate to continue to provide tax gross-up payments with respect to these perquisites, to the extent permitted by applicable tax law, because such tax gross-up payments are broad-based benefits provided to all employees and are not limited to our executive officers.

Financial Counseling.    All named executive officers are entitled to reimbursement of $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning. We provide these benefits to assist our named executive officers to efficiently manage their time and financial affairs, minimize distractions and maintain focus on business issues.

Relocation Benefits/Engagement Bonuses.    In order to prevent geographic restrictions on our recruitment and hiring opportunities, we periodically provide new hires with relocation benefits and/or engagement bonuses. All of our exempt professional employees, including our named executive officers, are eligible to receive relocation benefits as part of our relocation policy when it is determined that relocation is desired and/or required due to the specific circumstances of the assignment. In addition, under our relocation policy, we provide additional tax gross-up amounts for income taxes paid in connection with this benefit. Our relocation policy does not compensate participants for any loss on the sale of their homes.

None of our named executive officers were relocated or hired in 2011 and, therefore, none received relocation benefits or engagement bonuses in 2011.

Housing Allowance.    We provide corporate housing to Mr. Gellert, as part of his employment agreement from 1997. This permits him to reside close to our corporate headquarters in Woodland Hills and perform his daily duties as our Chief Executive Officer while he continues to maintain his personal residence in the San Francisco area.

Life Insurance.    We provide Company-paid group term life insurance to all of our employees, including our named executive officers, in an amount equal to one times base salary. All of our employees, including our named executive officers, may purchase additional life insurance for themselves and/or their dependents at their own expense.

Automobile Allowance or Company Car.    Although our automobile allowance program was terminated in 2003 after a review of market practices and as a cost-cutting measure, individuals participating in the program at the time of its termination, including Messrs. Gellert, Woys and Sell, were “grandfathered” under the program and continue to receive this benefit. During 2011, Mr. Gellert was provided with a Company car in lieu of a cash automobile allowance, and Messrs. Woys and Sell received a monthly automobile allowance, as further described in the “Summary Compensation Table.”

Physical Exams.    All named executive officers are required, on an annual basis, to undergo a physical examination. We reimburse the executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by the executive’s health insurance plan. The purpose of this policy is to ensure proactive health management for our executive officers. The benefits described above are disclosed and quantified in the “Summary Compensation Table” and described in the “Narrative to Summary Compensation Table and Plan-Based Awards Table” in this proxy statement.

Compensation Recovery Policy.

We have a Compensation Recovery Policy, which generally provides for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities (collectively, “Incentive Compensation”) from our current executive officers (and certain other employees identified by our Board from time to time) following a “recoverable event.” A “recoverable event” generally means (i) fraudulent, intentional, willful or grossly negligent misconduct that ultimately results in our being required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, or (ii) a covered employee’s engagement in conduct that constitutes “cause” under the covered employee’s employment agreement. In the event the Board determines that a recoverable event has occurred, the Compensation Committee, in its sole discretion, may recover from the covered employee any or all Incentive Compensation granted to, paid or payable to, or received or realized by, the covered employee during (i) the twelve (12) month period following the date of the first public disclosure of restated financials, if the recoverable event is triggered by an accounting restatement (as described above), or (ii) the twelve (12) month period following the initial occurrence of conduct constituting “cause.”

The Company intends to update the Compensation Recovery Policy from time to time as may be required by applicable law, including any rules promulgated under the Dodd-Frank Act.

How do we determine the amount for each element of executive officer compensation?

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The Board and the Compensation Committee use comparative market data as a guide in reviewing and determining base salaries, annual performance-based incentive cash awards and long-term incentive compensation, as discussed below. The Board and the Compensation Committee also consider our target total direct compensation (consisting of base salaries, target annual performance-based short-term cash incentive awards and target long-term incentive compensation) in making compensation determinations with respect to each component of compensation. The Board’s and the Compensation Committee’s approach each year is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

The Board and the Compensation Committee, as applicable, determine the compensation levels for our named executive officers on an annual basis by considering numerous factors, including:

•	analysis of competitive compensation practices and market data;

•	information and advice from the compensation consultant engaged by the Compensation Committee;

•	each executive’s individual performance, the performance of his business unit or functional unit and our overall Company performance;

•	labor market conditions, including any retention concerns;

•

historical compensation, including the progression of salary increases over time compared to the individual’s development and performance, and the unvested and vested value inherent in outstanding equity awards;

•	motivational factors and the potential to assume increased responsibilities within Health Net;

•	the recommendations of our Chief Executive Officer in the case of the other named executive officers;

•	compensation levels of other internal executives; and

•	our performance, including financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Ultimately, it is the judgment of the Compensation Committee, with input from the Chief Executive Officer, that determines compensation for our named executive officers other than our Chief Executive Officer and our second-highest paid executive officer. The Compensation Committee recommends the compensation for our Chief Executive Officer and our second-highest paid executive to our Board, which is required to approve the compensation of our Chief Executive Officer and our second-highest paid executive. The compensation recommendations for the second-highest paid executive also include input from our Chief Executive Officer.

As indicated above, while the Board and the Compensation Committee use the market median data as one factor in making their respective compensation determinations, neither relies solely on market data to make these decisions. For further discussion on how Semler determines the market median and how this data affected the Board’s and the Compensation Committee’s 2011 compensation decisions, please see “—Competitive compensation analysis for fiscal 2011” below.

Emphasis on long-term, performance-based compensation.    Consistent with our philosophy to align total compensation paid to the named executive officers with long-term stockholder interests, the Board and the Compensation Committee endeavor to set target total direct compensation such that more than half of our executive officers’ annual compensation is in the form of long-term equity, rather than cash, and is oriented to rewarding longer-term performance, as opposed to annual performance.

The 2011 mix of compensation paid to our President and Chief Executive Officer and the average mix of compensation paid to all of our other named executive officers as a group is reflected below. Values used in determining the pay mix represent base salaries in effect as of December 31, 2011, actual annual incentive cash awards based on 2011 performance and actual long-term equity award values granted in February 2011, which were calculated as described in the notes to the “2011 Long-Term Equity Compensation” table below.

2011 Health Net Pay Mix

President & Chief Executive Officer

Average Pay Mix for All Other Named Executive Officers

Consultants and advisors.    Since May 2007, the Compensation Committee has used Semler exclusively as its compensation consultant, and Semler has provided services to the Compensation Committee primarily related to executive compensation and services to the Governance Committee related to director compensation. Semler did not provide any other services to Health Net in 2011.

The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultant in order to assist the Compensation Committee in carrying out its responsibilities. The Compensation Committee’s authority also includes sole authority to approve the compensation consultant’s fees and other retention terms that relate to the compensation consultant’s work. The compensation consultant reports directly and exclusively to the Compensation Committee with respect to executive compensation matters.

During 2011, Semler provided the following services to the Compensation Committee:

•	market survey analysis;

•	peer group competitive review;

•	review of market trends in executive compensation;

•	review of recent regulatory requirements related to executive compensation;

•	assessment of stockholder advisory firms’ executive compensation policies and implications for the Company’s practices;

•	assessment of the Company’s compensation policies and practices as they relate to risk management practices and potential risk-taking incentives;

•	review of the Compensation Committee charter;

•	advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards; and

•	advice regarding management’s proposed salary structure, equity vehicles and grant guidelines for 2012.

The Governance Committee has the sole authority, as it deems appropriate, to retain or terminate Semler in order to assist the Governance Committee in carrying out its responsibilities with respect to non-employee director compensation. With respect to non-employee director compensation matters, Semler reports directly and exclusively to the Governance Committee, and the Governance Committee has the sole authority to approve Semler’s fees and other retention terms that relate to their work.

During 2011, Semler provided the following services to the Governance Committee with regards to non-employee director compensation:

•	market survey analysis;

•	peer group competitive review;

•	review of market trends in director compensation;

•	advice regarding competitive levels for annual retainers and committee fees and competitive levels and forms of equity compensation; and

•	guidance regarding the design of non-employee director stock ownership guidelines.

Competitive compensation analysis for fiscal 2011.

Although the Board and the Compensation Committee use data from a traditional “peer group” of companies in the health care industry to help determine compensation for our named executive officers, the health care companies in our traditional peer group are not similar to us in size, revenue, market position and other factors. Therefore, the Board and the Compensation Committee also utilized several other sources of data to perform competitive compensation analysis for fiscal year 2011.

In October 2010, Semler provided the Compensation Committee with a market overview approach to competitive compensation analysis that considered four data sources: (i) the “modeled peer group,” comprised of general industry survey data adjusted for the historical relationship with the peer group over the last five years; (ii) “managed care and general industry” survey data developed by Mercer and Towers Watson, which includes both public and private managed care companies; (iii) a “cost of management” analysis that provides information about what other companies are paying by pay rank and in aggregate for their top positions; and (iv) “traditional peer group” proxy data as reported for the top five executives. This approach was approved by the Compensation Committee as a way to address the consolidation in our industry as well as inconsistencies (size, market position, revenue, etc.) among our traditional peer group companies. The Compensation Committee relies primarily on the modeled peer group data in determining the compensation of our named executive officers and secondarily on the “cost of management” analysis and “traditional peer group” proxy data. The “managed care and general industry” survey data was not utilized in making determinations regarding our 2011 named executive officers’ compensation but was utilized in determining the 2011 compensation of certain of our other employees. All references to “market data” or the “50th percentile of market” in this CD&A are references to data derived from the “modeled peer group” survey.

In October 2010, Semler advised that our named executive officers’ 2010 base salaries and total targeted cash compensation for 2011 were generally consistent with the market median and our target long-term incentive compensation for 2011 was within the “competitive range,” which for purposes of this Compensation Discussion and Analysis we consider to be between 90% and 110% of the 50th percentile of market. Market data obtained for purposes of competitive compensation analysis was only one factor used in determining 2011 compensation for our named executive officers. Other factors are described in the section, “—How do we determine the amount of each element of executive officer compensation?”

Details concerning the surveys used are summarized below:

Type of Survey Group/Data	Companies in Group/Data
Modeled Peer Group—General industry survey data adjusted for the historical relationship with our peer group over the last five years	Towers General Industry Survey—All participants

Managed Care and General Industry—Survey data developed by Mercer and Towers Watson which includes both public and private managed care companies	Aetna, Inc.; AFLAC, Inc.; American Family Insurance; AMERIGROUP Corp.; Blue Cross/Blue Shield of FL, MA, MI and NC, respectively; Blue Shield of CA; CIGNA Corp.; Conseco, Inc.; Coventry Health Care, Inc.; Health Care Service Corp.; Highmark, Inc.; Horizon Blue Crosss Bule Shield of New Jerey; Humana, Inc.; Kaiser Permanente; Premera Blue Cross; Principal Financial Group, Inc.; The Regence Group; Wellcare Health Plans; and WellPoint, Inc.

Cost of Management Analysis—Provides information about what other companies are paying by rank and in the aggregate for their top positions	Towers General Industry Survey—All participants

Traditional Peer Group—Data from competitor companies in the healthcare industry	Aetna, Inc.; AMERIGROUP Corp.; CIGNA Corp.; Coventry Health Care, Inc.; Humana, Inc.; UnitedHealth Group, Inc.; and WellPoint, Inc.

Management involvement in compensation decisions.    In addition to market factors, the Board and the Compensation Committee consider input from our Chief Executive Officer in making their respective decisions regarding the compensation of the other named executive officers.

In the fourth quarter of each calendar year, the Board reviews and approves Company and business unit plans for the upcoming calendar year. The Compensation Committee subsequently reviews and approves Company and individual performance factors for the named executive officers no later than March 31st of the performance year. These factors are subjective factors, with no single factor to be determinative, and may be used in sum or in part by the Board and the Compensation Committee to reduce our executive officer’s bonus awards under the EOIP. In the first quarter following the performance year, our Chief Executive Officer, in partnership with our Chief Financial Officer, Chief Operating Officer and our Senior Vice President, Organization Effectiveness, conducts a formal assessment (including obtaining individual self-assessments) of each named executive officer’s performance, including with respect to the Company and individual performance factors. Our Chief Executive Officer then provides the Compensation Committee with his assessment of the

Company’s performance and the performance of the other named executive officers, and provides recommendations for each named executive officer’s compensation, including salary adjustments, bonus payouts and equity grants, based on this assessment. The Compensation Committee uses these assessments and recommendations as a basis for its compensation decisions regarding our named executive officers and for its recommendation with regard to the compensation of our second-highest paid executive, which then must be approved by the Board.

The evaluation of our Chief Executive Officer is a formal process whereby all members of our Board have the opportunity to provide input. The performance evaluation of our Chief Executive Officer includes assessment of Company and individual performance factors, which are intended to be subjective factors, with no single factor to be determinative. Our Chief Executive Officer provides a self-assessment to the Board each year, and each Board member is then asked to evaluate his achievements. The individual Board members’ evaluations are consolidated and sent back to each Board member. The Compensation Committee uses this consolidated feedback as a basis for its recommendation with regard to the compensation of our Chief Executive Officer, which then must be approved by the Board. For additional detail on how the annual performance-based cash awards are determined based on these evaluations and recommendations, see “—Analysis of Compensation During Fiscal 2011—Annual Performance-Based Incentive Cash Awards” below.

Analysis of Compensation During Fiscal 2011.

General.    In 2011, we provided our named executive officers with base salaries and target annual short-term incentive opportunities that were close to the 50th percentile of the market, with some base salaries and target annual short-term incentive opportunities falling above or below the 50th percentile. Consistent with our objectives of linking executive pay with performance and aligning the interests of our executives with those of our stockholders, we continued our practice of placing an emphasis on long-term incentive awards, which comprised approximately 64% of actual total direct compensation for our President and Chief Executive Officer and approximately 58%, on average, for our other named executive officers as a group in 2011. For 2011, our long-term incentive awards were generally below the 50th percentile of the market, as discussed in further detail below.

Base Salary.    The table below shows the base salary approved by the Compensation Committee in 2011 for each of the named executive officers as well as the market positions of the base salaries.

2011 Base Salary Review

Named Executive Officer	Base Salary at 12/31/10	% of 50th Percentile of Market(1)	Base Salary at 12/31/11 (% increase)		% of 50th Percentile of Market(1)
Jay M. Gellert President and Chief Executive Officer	$1,200,000	118%	$1,200,000 (0	%)(2)	118%

James E. Woys Executive Vice President and Chief Operating Officer	$724,500	100%	$746,235 (3	%)(3)	104%

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	$569,250	88%	$586,328 (3	%)(4)	90%

Steven J. Sell President, Western Region Health Plan	$450,000	86%	$472,500 (5	%)(5)	90%

Steven D. Tough President, Government Programs	$515,000	94%	$530,449 (3	%)(6)	96%

(1)

See “—Competitive compensation analysis for fiscal 2011” above for a discussion of the competitive market data Semler provides the Board and Compensation Committee, respectively, to utilize in making their compensation decisions.

(2)

Mr. Gellert’s base compensation of $1,200,000 was above the 50th percentile of market of $1,020,000 for his position and above the competitive range. Therefore, Mr. Gellert did not receive a base salary increase in 2011.

(3)

Mr. Woys’ base salary of $724,500 was at the 50th percentile of market of $720,000 for his position and within the competitive range. In 2011, he received a base salary increase of 3% in acknowledgement of his overall contributions during 2010.

(4)

Mr. Capezza’s base salary of $569,250 was slightly below the 50th percentile of market of $650,000 for his position. In 2011, he received a base salary increase of 3% in acknowledgement of his overall contributions during 2010, which brought his base salary within the competitive range.

(5)

Mr. Sell’s base salary of $450,000 was below the 50th percentile of market of $535,000 for his position. In 2011, he received a base salary increase of 5% in acknowledgement of his overall contributions to the Company in 2010 and to provide a market adjustment to bring his base salary within the competitive range.

(6)

Mr. Tough’s base salary of $515,000 was below the 50th percentile of market of $550,000 for his position, but within the competitive range. In 2011, he received a base salary increase of 3% in acknowledgement of his overall contributions to the Company in 2010.

Annual Performance-Based Incentive Cash Awards.    Under the EOIP, the target incentive opportunity for our named executive officers remained the same in 2011, as compared to 2010. The table below shows our 2011 target annual incentive cash award opportunities and positions relative to the 50th percentile of the market.

2011 Target Annual Incentive Cash Award Opportunity

Named Executive Officer	2011 Target Annual Incentive Cash Award (% of Base Salary at 12/31/11)(1)	2011 Target Annual Incentive Cash Award(1)	50th Percentile of Market(2)	2011 Target Annual Incentive Cash Award Compared to 50th Percentile of Market(1)
Jay M. Gellert President and Chief Executive Officer	135%	$1,620,000	$1,530,000	106%

James E. Woys Executive Vice President and Chief Operating Officer	100%	$746,235	$720,000	104%

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	80%	$469,062	$650,000	72%

Steven J. Sell President, Western Region Health Plan	80%	$378,000	$420,000	90%

Steven D. Tough President, Government Programs	80%	$424,359	$440,000	96%

(1)

Both target and actual 2011 annual incentive cash awards are calculated based on the executive’s base salary at December 31, 2011. Target 2011 annual incentive cash awards assume a Company Performance Score and Individual Performance Score, each as defined below, of 100%. Actual payments for the 2011 annual incentive cash awards are shown below in the chart titled, “2011 Actual Total Cash Compensation as of December 31, 2011.”

(2)	Describes percentage of 50th percentile of market based on the competitive market data provided by Semler. See “—Competitive compensation analysis for fiscal 2011” above.

For the 2011 EOIP bonuses, the Compensation Committee approved funding the EOIP at 200% of each participant’s target bonus if the Company’s 2011 Combined Western Region and Government Contracts PTI met

or exceeded a pre-established performance threshold of $420 million. Our actual 2011 Combined Western Region and Government Contracts PTI was $449.7 million, which exceeded the pre-established performance threshold, and therefore, the 2011 EOIP was funded at 200% of each participant’s target bonus. The Compensation Committee exercised downward discretion to determine the actual bonuses payable to our named executive officers, and each executive officer’s actual bonus was calculated by multiplying the executive officer’s target bonus payment by a Company Performance Score and an Individual Performance Score, as discussed further below.

To determine the Company Performance Score, Mr. Gellert reviewed a number of Company-wide performance factors (the “Company Performance Factors”), including 2011 Combined Western Region and Government Contracts PTI, and recommended a Company Performance Score to the Compensation Committee. The Compensation Committee then made a final determination, in its sole and absolute discretion, as to the Company Performance Score after considering Mr. Gellert’s recommendation and reviewing the Company’s performance in 2011, including with respect to the Company Performance Factors. The Company Performance Factors for 2011 included Western Region Operations year-end total medical membership; Combined Western Region Operations and Government Contracts Segment revenues; Western Region Operations total medical care ratio, or MCR; Government Contracts Ratio; Western Region Operations general & administrative expense ratio; Combined Western Region Operations and Government Contracts PTI; earnings per share, or EPS as determined in accordance with U.S. generally accepted accounting principles; Combined Western Region Operations and Government Contracts EPS and PTI margin. None of the Company Performance Factors carried any weight, was expressed as a targeted amount or was expressed as a specific percentage of a named executive officer’s target bonus. The Compensation Committee determined the final 2011 EOIP Company Performance Score to be 100%. For additional information regarding the Company Performance Factors for 2011, see our Annual Reports on Form 10-K for the years ended December 31, 2010 and 2011, including the financial statements included therein and the footnotes related thereto. In addition, Combined Western Region Operations and Government Contracts EPS is determined by summing Western Region Operations EPS and Government Contracts EPS. Combined Western Region Operations and Government Contracts PTI margin is determined by summing Western Region Operations PTI margin and Government Contracts PTI margin.

To determine the Individual Performance Scores, Mr. Gellert presented to the Compensation Committee performance evaluations for each of the named executive officers, as well as a self-evaluation of his own performance for 2011. Mr. Gellert’s evaluations included an assessment of the individuals’ performance with respect to the Company Performance Factors and certain individual performance factors, including leadership, talent development, succession planning, regulatory compliance, successful transition of our Northeast business, improved organizational climate and successful responses to changing market conditions, including, but not limited to health care reform, to ensure the Company is well positioned for 2012 and beyond (the “Individual Performance Factors”). None of the Individual Performance Factors carried any weight, was expressed as a targeted amount or was expressed as a specific percentage of a named executive officer’s target bonus. Mr. Gellert recommended to the Compensation Committee that Messrs. Woys, Tough and Sell each receive an Individual Performance Score of 95%, reflecting a reduction of each executive’s score by 5%, and that Mr. Capezza receive an Individual Performance Score of 90%, reflecting a reduction of 10% for Mr. Capezza. All reductions to Individual Performance Scores were recommended as a result of organizational climate scores attained by such executives as measured by our annual associate survey results and reflect reductions from a target Individual Performance Score of 100% for each executive.

The Compensation Committee then made a final determination, in its sole and absolute discretion, as to the Individual Performance Score for each named executive officer after considering Mr. Gellert’s recommendation, reviewing the individual’s performance with respect to the Company Performance Factors and the Individual Performance Factors, and considering its own observations and assessments of our named executive officers and Health Net’s performance. None of the Company Performance Factors or the Individual Performance Factors carried any weight, was expressed as a targeted amount or was expressed as a specific percentage of a named executive officer’s target bonus, and all of these factors were subjective with no single factor to be determinative. The Compensation Committee approved and, in the case of Mr. Gellert and Mr. Woys (our second-highest paid executive), recommended to the Board for approval, an Individual Performance Score of 95% for Messrs. Gellert, Woys, Tough and Sell and an Individual Performance Score of 90% for Mr. Capezza. The Board approved the Individual Performance Scores for Mr. Gellert and Mr. Woys as recommended by the Compensation Committee.

Total Cash Compensation (base salary plus actual annual performance-based incentive cash awards paid).     Actual total cash compensation as of December 31, 2011 was within the competitive range for Messrs. Gellert, Woys and Tough. Actual total cash compensation for Mr. Capezza was below the competitive range as a result of his actual 2011 annual cash incentive award being less than his target award and his target bonus amount, 80% of base salary, being below the market median of 100% of base salary but appropriate given his respective scope relative to other peers within our organization. Mr. Sell’s actual total cash compensation was slightly below the competitive range due to his actual 2011 annual cash incentive award being less than his target award. Other factors that the Compensation Committee considers when determining compensation levels for our named executive officers are listed under the section, “—How do we determine the amount for each element of executive officer compensation?” in this CD&A.

2011 Actual Total Cash Compensation as of December 31, 2011

Named Executive Officer	Base Salary at 12/31/11	Target 2011 Incentive Cash Award ($s and % of Base Salary at 12/31/11)	Actual 2011 Incentive Cash Award (% of Target Incentive $s)	Actual 2011 Incentive Cash Award(1)	Sum of Base Salary at 12/31/11 and Actual 2011 Incentive Cash Award	% of 50th Percentile of Market(2)
Jay M. Gellert President and Chief Executive Officer	$1,200,000	$1,620,000 135%	95%	$1,539,000	$2,739,000	107%

James E. Woys Executive Vice President and Chief Operating Officer	$746,235	$746,235 100%	95%	$708,923	$1,455,158	100%

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	$586,328	$469,062 80%	90%	$422,156	$1,008,484	78%

Steven J. Sell President Western Region Health Plan	$472,500	$378,000 80%	95%	$359,100	$831,600	88%

Steven D. Tough President, Government Programs	$530,449	$424,359 80%	95%	$403,142	$933,591	94%

(1)	Amounts were paid to the executives in the first quarter of 2012.

(2)	Describes percentage of 50th percentile of market based on the competitive market data provided by Semler. See “—Competitive compensation analysis for fiscal 2011” above.

Long-Term Equity Compensation Program.    The grant date fair values for stock options and restricted stock units granted in 2011 to our named executive officers generally were below the market median due in part to our commitment to manage to our burn rate and other factors discussed in the description of our equity grant guidelines under “Long-Term Equity Compensation” above. Mr. Sell was granted stock and option awards with a grant date fair value above the competitive range, primarily as a result of his outstanding performance contributions to the company in 2011.

2011 Long-Term Equity Compensation(1)

Named Executive Officer	Stock Options (# Shares Underlying Awards)	Restricted Stock Units (# Shares Underlying Awards)	Grant Date Fair Value of Stock and Option Awards(2)		Grant Date Fair Value as % of 50th Percentile of Market(8)
Jay M. Gellert President and Chief Executive Officer	180,000	90,000	$4,742,388	(3)	88%

James E. Woys Executive Vice President and Chief Operating Officer	90,000	45,000	$2,371,194	(4)	88%

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	54,000	27,000	$1,422,716	(5)	81%

Steven J. Sell President, Western Region Health Plan	47,000	23,500	$1,238,291	(6)	111%

Steven D. Tough President, Government Programs	36,000	18,000	$948,478	(7)	75%

(1)

This table only represents equity awards granted in 2011. For a more detailed description of outstanding equity awards held by our named executive officers, please see the table entitled “Outstanding Equity Awards at Fiscal Year-End for 2011,” below.

(2)

With respect to stock options, the grant date fair value shown is based on a per share value of $10.9821. This is calculated by using a closed-form option valuation model (Black-Scholes), in accordance with FASB ASC Topic 718, based on the following assumptions: exercise price of option of $30.73, expected option life of 5.17 years, expected volatility for options of 35.5%, expected dividend yield of 0% and a risk-free interest rate of 2.43%. With respect to restricted stock units, the grant date fair value shown is based on a per share value of $30.729. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant ($30.73 per share) by the number of restricted stock units granted, and then subtracting the par value of $0.001 per share of Common Stock.

(3)	Grant date fair values for Mr. Gellert’s stock options and restricted stock units are $1,976,778 and $2,765,610, respectively.

(4)	Grant date fair values for Mr. Woys’ stock options and restricted stock units are $988,389 and $1,382,805, respectively.

(5)	Grant date fair values for Mr. Capezza’s stock options and restricted stock units are $593,033 and $829,683, respectively.

(6)	Grant date fair values for Mr. Sell’s stock options and restricted stock units are $516,159 and $722,132, respectively.

(7)	Grant date fair values for Mr. Tough’s stock options and restricted stock units are $395,356 and $553,122, respectively.

(8)	Describes percentage of 50th percentile of market based on the competitive market data provided by Semler. See “—Competitive compensation analysis for fiscal 2011” above.

Total Direct Compensation.    The actual total direct compensation for our named executive officers in 2011 was generally within the competitive range, with the exception of Messrs. Capezza and Tough. As stated earlier, Mr. Capezza’s annual cash bonus target at 80% is below the market median of 100% of base salary, but appropriate given his respective scope relative to other peers within our organization. Mr. Tough’s total direct compensation is below the market median, primarily as a result of the value of his actual 2011 equity award being below the competitive range, but appropriate given his job scope compared to that of the market match for his position.

2011 Actual Total Direct Compensation

Named Executive Officer	Base Salary at 12/31/11	Actual 2011 Incentive Cash Award(1)	Actual 2011 Equity Award Fair Value on Grant Date(2)	Total Actual Direct Compensation(3)	Target Total Direct Compensation(4)	Total Actual Direct Compensation (% of 50th Percentile of Market) (5)
Jay M. Gellert President and Chief Executive Officer	$1,200,000	$1,539,000	$4,742,388	$7,481,388	$7,946,000	94%

James E. Woys Executive Vice President and Chief Operating Officer	$746,235	$708,923	$2,371,194	$3,826,352	$4,107,000	93%

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	$586,328	$422,156	$1,422,716	$2,431,200	$3,046,000	80%

Steven J. Sell President Western Region Health Plan	$472,500	$359,100	$1,238,291	$2,069,891	$2,062,000	100%

Steven D. Tough President, Government Programs	$530,449	$403,142	$948,478	$1,882,068	$2,261,000	83%

(1)	Amounts paid to the executives in 2012 under the EOIP, representing 95% of target for each of Messrs. Gellert, Woys, Tough and Sell and 90% of target for Mr. Capezza.

(2)

Amounts shown represent the grant date fair value of the 2011 equity award for each executive. With respect to stock options, the grant date fair value shown is based on a per share value of $10.9821. This is calculated by using a closed-form option valuation model (Black-Scholes), in accordance with FASB ASC Topic 718, based on the following assumptions: exercise price of option of $30.73, expected option life of 5.17 years, expected volatility for options of 35.5%, expected dividend yield of 0% and a risk-free interest rate of 2.43%. With respect to restricted stock units, the grant date fair value shown is based on a per share value of $30.729. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of grant ($30.73 per share) by the number of restricted stock units granted, and then subtracting the par value of $0.001 per share of Common Stock.

(3)

Total actual direct compensation represents the sum of (i) base salary at December 31, 2011, (ii) actual 2011 incentive cash award under the EOIP, as paid in 2012, and (iii) the grant date fair value of the 2011 equity awards made to the named executive officer. See footnote (2) to this “2011 Actual Total Direct Compensation” table for a description of how grant date fair value is calculated.

(4)

Total target direct compensation represents the sum of (i) target base salary, (ii) target annual incentive cash award and (iii) target long-term equity award, each of which is equal to the 50th percentile of the market for each of the named executive officers.

(5)	Describes percentage of 50th percentile of market based on the competitive market data provided by Semler. See “—Competitive compensation analysis for fiscal 2011” above.

Other key policies and practices.

Timing of equity compensation awards.    Our long-term equity awards are granted as part of our annual compensation review. The effective date of the grant is the date such agreement is approved by the Compensation Committee or, in the case of our Chief Executive Officer and second-highest paid executive, the date approved by the Board. The Compensation Committee approves equity grants as part of our annual compensation review, and with respect to our named executive officers and certain other senior positions over which the Compensation Committee has oversight, in the case of a new hire or promotion. All stock option awards are granted with an exercise price equal to the NYSE closing price of a share of Common Stock on the grant date.

Delegated authority to grant certain equity awards.    The Compensation Committee has delegated authority to the Chief Executive Officer to grant certain equity awards to new hires and promoted employees at the director level and above who are not within the oversight authority of the Compensation Committee. The Chief Executive Officer’s delegated authority has a maximum share pool of 300,000 which can be replenished from time to time by the Compensation Committee. New hire grants are generally effective on the date of hire. However, if the grant has not been approved by the Chief Executive Officer prior to the hire or promotion date, the grant will be effective on the date such grant is approved.

Equity ownership guidelines.    The Compensation Committee believes that the personal financial interests of our executives should be directly aligned with those of our stockholders. Toward that end, the Compensation Committee introduced share ownership guidelines for executives in 2002. The guidelines currently require that our Chief Executive Officer own qualifying shareholdings equal in value to five times his annual base salary. Other executives are required to own between one and three times their annual base salary in qualifying shareholdings depending on their level.

The Compensation Committee reviews our executive stock ownership guidelines from time to time, including to determine if they are consistent with market practices. Our executive stock ownership guidelines currently require that certain executive officers, including the named executive officers, hold 75% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all qualifying shareholdings held equals or exceeds the executive officer’s applicable ownership threshold, as set forth in the table below. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.

Equity Ownership Guidelines

Named Executive Officer	Ownership Threshold (as a Multiple of Salary)
Jay M. Gellert President and Chief Executive Officer	5x

James E. Woys Executive Vice President and Chief Operating Officer	3x

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	3x

Steven J. Sell President, Western Region Health Plan	1x

Steven D. Tough President, Government Programs	1x

The Compensation Committee reviews our named executive officers’ stock ownership status and monitors ownership progress. Currently, all of our named executive officers have met their ownership requirement and are in compliance with our executive stock ownership guidelines.

In addition, as part of Health Net’s policy on Insider Trading and Disclosure of Material Inside Information, all employees, including the named executive officers, are prohibited from certain speculative trading activities, including selling our securities “short,” holding our securities in margin accounts or pledging our securities. These restrictions prohibit certain transactions whereby the individual continues to own our stock but without the full risks and rewards of ownership.

Tax and Accounting Considerations.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit pursuant to Section 162(m) of the Code if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.

The Compensation Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Section 162(m) of the Code. Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Section 162(m) of the Code.

Internal Revenue Code Section 409A

Section 409A of the Code requires programs that allow executives to defer a portion of their current income—such as our Deferred Compensation Plan and SERP—to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations).

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock units and performance shares under our equity incentive award plans are accounted for under FASB ASC Topic 718.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF HEALTH NET, INC.1

The Compensation Committee of the Board of Directors of Health Net, Inc. (the “Company”) has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, with management of the Company. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Bruce Willison (Chair)

Mary Anne Citrino

Vicki B. Escarra

Patrick Foley

March 26, 2012

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

COMPENSATION RISK ASSESSMENT

We believe that our compensation policies and practices appropriately balance risk and the achievement of long-term and short-term goals, and that they do not encourage unnecessary or excessive risk taking. In establishing and reviewing our compensation program, the Compensation Committee and the Audit Committee work together to ensure that incentive goals are appropriately structured and resulting payouts are appropriate for a given level of performance.

In 2012, the Compensation Committee and management reviewed the design and operation of our compensation program in consultation with Semler Brossy. The review included an assessment of the level of risk associated with the various elements of compensation.

As part of this review and assessment, the Compensation Committee and management considered the following features and programs, among others, that discourage excessive or unnecessary risk taking, each of which is more fully described in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement:

•	We believe that our compensation programs appropriately balance short- and long-term incentives.

•	Long-term incentives provide a balanced portfolio approach using a mix of equity vehicles.

•

Our annual incentive plan for executives incorporates significant discretion on the part of the Compensation Committee, rather than relying on a formulaic approach. This increases the Compensation Committee’s flexibility to consider the source of our earnings and other elements of performance when determining payouts, which could reduce incentives to take excessive risk to increase annual earnings.

•	Maximum payouts under our annual incentive plan for executives are capped.

•	Our executive stock ownership guidelines promote long-term ownership of our stock and further align executives with the long-term interests of our stockholders.

•

We have a formal compensation recovery policy for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities from our current executive officers (and certain other employees identified by the Board of Directors) following (i) certain fraudulent, intentional, willful or grossly negligent misconduct that would result in our being required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. federal securities laws, or (ii) engaging in conduct constituting “cause” under such employee’s employment agreement. The scope of our compensation recovery policy is broader than the provisions of the Sarbanes-Oxley Act of 2002 regarding compensation recovery.

Based on this review and assessment, we and the Compensation Committee have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-Equity incentive plan compensation ($)(4)	Change in pension and nonqualified deferred compensation earnings ($)	All other compensation ($)(5)	Total ($)

Jay M. Gellert President and Chief Executive Officer	2011 2010 2009	1,200,000 1,204,615 1,200,000	2,765,610 863,588 0	1,976,778 2,497,575 0	1,539,000 1,215,000 1,587,600	2,758,296 1,793,883 767,347	88,795 90,292 88,395	10,328,479 7,664,953 3,643,342

James E. Woys Executive Vice President and Chief Operating Officer	2011 2010 2009	750,666 722,481 700,000	1,382,805 1,013,276 1,359,128	988,389 1,332,040 0	708,923 543,375 686,000	745,416 591,522 285,218	21,830 22,020 21,800	4,598,029 4,224,714 3,052,146

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	585,233 565,548 550,000	829,683 581,483 722,037	593,033 832,525 0	422,156 341,550 431,200	0 0 0	9,800 9,800 9,800	2,439,905 2,330,906 1,713,037

Steven J. Sell(6) President, Western Region Health Plan	2011 2010	468,173 440,385	722,132 368,464	516,159 666,020	359,100 360,000	0 0	28,217 27,753	2,093,781 1,862,622

Steven D. Tough President, Government Programs	2011 2010 2009	529,518 512,115 494,711	553,122 472,095 594,619	395,356 666,020 0	403,142 308,999 392,000	0 0 0	29,182 29,424 24,213	1,910,320 1,988,653 1,505,543

(1)

Includes any amounts deferred pursuant to our nonqualified deferred compensation plan and/or amounts contributed by the executive to our 401(k) Plan. For 2011, also includes the transfer of $8,610, $2,189 and $2,040 by Messrs. Woys, Capezza and Tough, respectively, in paid-time-off (“PTO”) accruals as part of the Company’s PTO sharing program. For 2010, includes the transfer of $4,615 and $2,692 by Messrs. Gellert and Woys, respectively, in PTO accruals as part of the Company’s PTO sharing program.

(2)

The amounts shown represent grant date fair value of all stock awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For stock awards granted in 2011, the grant date fair value shown is based on a per share value of $30.729. This is calculated in accordance with FASB ASC Topic 718 by multiplying the closing price of our Common Stock on the date of the grant ($30.73 per share) by the number of stock awards granted, and then subtracting the par value of $0.001 per share of Common Stock. For a discussion of the grant date fair values of the stock awards granted in 2009 and 2010, see our Proxy Statements for our 2011 and 2010 Annual Meetings of Stockholders, respectively (the “2011 Proxy” and “2010 Proxy,” respectively).

(3)

The amounts shown represent grant date fair value of stock options granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For stock options granted in 2011, the grant date fair value shown is based on a per share value of $10.9821. This is calculated by using a closed-form option valuation model (Black-Scholes), in accordance with FASB ASC Topic 718, based on the following assumptions: exercise price of option of $30.73, expected option life of 5.17 years, expected volatility for options of 35.5%, expected dividend yield of 0% and a risk-free interest rate of 2.43%. For a discussion of the grant date fair values of the stock options granted in 2009 and 2010, see our 2011 Proxy and 2010 Proxy, respectively.

(4)

The amounts shown represent payments made pursuant to the EOIP. See the “Analysis of Compensation During Fiscal 2011—Annual Performance-Based Incentive Cash Awards” section of the Compensation Discussion and Analysis for details of the EOIP.

(5)	The amounts shown represent perquisites and other compensation received, as applicable, and are detailed in the following supplemental “All Other Compensation Table” and accompanying narrative.

(6)	Mr. Sell was not a named executive offer during fiscal year 2009.

All Other Compensation Table

		Perquisites(1)					Miscellaneous(2)
Name	Year	Housing Allowance ($)(3)	Financial Counseling ($)(4)	Auto- mobile ($)(5)	Other ($)(6)	Total Perq- uisites ($)(7)	Company Contri- butions to 401(k) Plan ($)(8)	Total Misc. Compen- sation ($)	Grand Total All Other Compen- sation ($)
Jay M. Gellert	2011	53,838	5,000	20,157	0	78,995	9,800	9,800	88,795
James E. Woys	2011	0	0	12,000	30	12,030	9,800	9,800	21,830
Joseph C. Capezza, CPA	2011	N/A	N/A	N/A	N/A	N/A	9,800	9,800	9,800
Steven J. Sell	2011	0	5,000	12,000	1,417	18,417	9,800	9,800	28,217
Steven D. Tough	2011	0	4,770	0	24,412	29,182	0	0	29,182

(1)

During 2011, we did not provide any tax-gross up payments in connection with perquisites to named executive officers, except that, in accordance with our Company-wide policy relating to spousal travel, Mr. Sell received a tax gross-up payment related to our reimbursement of travel expenses incurred by Mr. Sell’s spouse while accompanying him on business-related sales trips, which reimbursement and corresponding gross-up payments were collectively less than $10,000 and are reflected in the “Other” column above. See the “What are the elements of named executive officer compensation and why do we provide each element?—Perquisites and other Personal Benefits” section of the Compensation Discussion and Analysis for additional information.

(2)	Company-paid life insurance premiums have not been included in the Summary Compensation Table as this benefit does not discriminate in scope, terms or operation in favor of executive officers.

(3)

During 2011, Mr. Gellert received housing allowance benefits pursuant to his employment agreement. His housing allowance benefits represented an average monthly housing rental and utilities payment of $4,425.

(4)

Each of Messrs. Gellert, Woys, Capezza, Sell and Tough is entitled to reimbursement of up to $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. Messrs. Gellert, Sell and Tough were reimbursed for financial counseling during 2011 in the amounts of $5,000, $5,000 and $4,770, respectively. Mr. Capezza received reimbursement for costs incurred for personal financial counseling services, but such amounts are not included because the aggregate amount of perquisites paid to Mr. Capezza did not exceed $10,000 during fiscal 2011.

(5)

Although our automobile allowance program terminated in 2003, each of Messrs. Gellert, Woys and Sell continues to receive benefits that have been “grandfathered” under the program. Each of Messrs. Woys and Sell receives a monthly automobile allowance in the amount of $1,000. Mr. Gellert is provided with a corporate car in lieu of a cash automobile allowance. For 2011, we provided him with the use of a corporate car for which $1,392 represents the imputed income recognized for his personal use of such car and $18,765 represents the incremental cost to us for his exclusive use of a leased car based on such car’s monthly lease and related insurance.

(6)

Mr. Tough’s employment agreement provides him with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997. His health benefits represented an average monthly benefit of $2,034 for 2011. The amount for Mr. Woys includes reimbursement of costs incurred for a physical exam required pursuant to the terms of his employment agreement. For Mr. Sell, the amount represents our reimbursement of travel expenses incurred by Mr. Sell’s spouse while accompanying him on business-related sales trips and a related tax gross-up payment.

(7)

The amounts shown represent the total sum of all perquisites received by the named executive officers. Mr. Capezza does not have amounts shown because the aggregate value of his total perquisites was less than $10,000 during 2011.

(8)	The amounts shown represent our matching contribution to the 401(k) Plan for the benefit of the named executive officer.

GRANTS OF PLAN-BASED AWARDS FOR 2011

Name and Principal Position	Grant Date	Estimated future potential payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities unde- rlying options (#)		Exercise or Base Price of Option Awards ($)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)

Jay M. Gellert President and Chief Executive Officer	2/18/2011 2/18/2011 2/18/2011	(1 — —)	1,620,000 — —	3,240,000 — —	— 90,000 —	(2)	— — 180,000	(3)	— — 30.73	— 2,765,610 1,976,778	(2) (3)

James E. Woys Executive Vice President and Chief Operating Officer	2/18/2011 2/18/2011 2/18/2011	(1 — —)	746,235 — —	1,492,470 — —	— 45,000 —	(2)	— — 90,000	(3)	— — 30.73	— 1,382,805 988,389	(2) (3)

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	2/18/2011 2/18/2011 2/18/2011	(1 — —)	469,062 — —	938,124 — —	— 27,000 —	(2)	— — 54,000	(3)	— — 30.73	— 829,683 593,033	(2) (3)

Steven J. Sell President Western Region Health Plan	2/18/2011 2/18/2011 2/18/2011	(1 — —)	378,000 — —	756,000 — —	— 23,500 —	(2)	— — 47,000	(3)	— — 30.73	— 722,132 516,159	(2) (3)

Steven D. Tough President Government Programs	2/18/2011 2/18/2011 2/18/2011	(1 — —)	424,359 — —	848,718 — —	— 18,000 —	(2)	— — 36,000	(3)	— — 30.73	— 553,122 395,356	(2) (3)

(1)

The amounts shown represent potential non-equity incentive plan awards under the EOIP in 2011. There is no threshold amount payable under the EOIP for performance in 2011. Actual EOIP payouts for 2011 were determined as the product of the executive officer’s target bonus payment multiplied by a Company Performance Score and his Individual Performance Score. Target amounts presented in the table above represent 100% of the executive officer’s target bonus opportunity, which is a pre-established percentage of the executive officer’s base salary. Maximum amounts represent 200% of the executive’s target bonus because awards under the EOIP are capped at that amount. For a more complete description of the EOIP, including how actual payouts are determined and how the Company Performance Score and Individual Performance Scores were determined, see the “Analysis of Compensation During Fiscal 2011—Annual Performance-Based Incentive Cash Awards” section of the Compensation Discussion and Analysis.

(2)

Represents restricted stock units granted on February 18, 2011 pursuant to the 2006 Plan, which vest in equal installments on each of the first three anniversaries of the date of grant, subject to accelerated vesting for specified change of control situations followed by a termination of employment. The grant date fair value, determined in accordance with FASB ASC Topic 718, was calculated by multiplying the closing price of our Common Stock on the date of grant ($30.73 per share) by the number of restricted stock units granted, and then subtracting the par value of $0.001 per share of Common Stock.

(3)

Represents nonqualified stock options granted on February 18, 2011 pursuant to the 2006 Plan. The grants vest in equal installments on each of the first three anniversaries of the date of grant, subject to accelerated vesting in specified change in control situations followed by a termination of employment. The grant date fair value shown is based on a per share value of $10.9821. This is calculated by using a closed-form option valuation model (Black-Scholes), in accordance with FASB ASC Topic 718, based on the following assumptions: exercise price of option of $30.73, expected option life of 5.17 years, expected volatility for options of 35.5%, expected dividend yield of 0% and a risk-free interest rate of 2.43%.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Material Terms of Agreements and Plans

Employment Agreements with Named Executive Officers in General.    We have entered into employment agreements with all of the named executive officers. In general, the named executive officers’ employment agreements entitle the officer to a minimum base salary and the ability to participate in various incentive compensation, equity, insurance and employee benefit plans, including paid time off, holidays, health and welfare insurance, 401(k) Plan, deferred compensation, financial counseling and tuition reimbursement plans, if the executive officer meets the applicable participation requirements. All of the named executive officers are eligible to participate in the EOIP, which provides them the opportunity to earn each plan year a specified target percentage of his or her base salary (with the actual bonus payment ranging from 0% to 200% of target depending on the actual results achieved) as additional compensation in accordance with the terms of the EOIP. Any future equity grants will be made to the named executive officers at the discretion of the Compensation Committee.

The named executive officers’ employment agreements also provide for certain severance payment arrangements, which are detailed in the “Potential Payments Upon Termination or Change in Control” table and the accompanying narrative herein.

Below is a brief summary of additional material terms contained in each named executive officer’s employment agreement with us. Each of these agreements are filed as an exhibit to our 2011 Form 10-K and the following summaries are qualified in their entirety by reference to those agreements. Under these employment agreements, the executive’s employment relationship with Health Net is at-will, meaning that the executive and Health Net may terminate the employment relationship at any time, with or without advance notice and with or without Cause (as defined below).

Employment Agreement with Mr. Gellert.    On December 3, 2008, Health Net, Inc. and Mr. Gellert entered into an Amended and Restated Employment Agreement (the “Gellert Agreement”), which amended and restated all prior employment agreements between Mr. Gellert and us. Under the Gellert Agreement, Mr. Gellert’s current annual base salary is $1,200,000 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the EOIP with a target equal to 135% of his annual base salary. The Gellert Agreement provides Mr. Gellert with housing in Woodland Hills, California at a reasonable monthly cost and reimbursement for Mr. Gellert’s weekend trips to his residence in Northern California. In addition, if Mr. Gellert decides to relocate to Southern California, he is entitled to specific relocation benefits. We provide Mr. Gellert with the use of a corporate car, and he reports his personal use of the car as a taxable benefit. The Gellert Agreement provides for Mr. Gellert’s participation in the SERP in which Mr. Gellert is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Woys.    On December 3, 2008, Health Net, Inc. and Mr. Woys entered into an Amended and Restated Employment Agreement (the “Woys Agreement”), which amended and restated all prior employment agreements between Mr. Woys and us. Under the Woys Agreement, Mr. Woys’ current annual base salary is $746,235 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the EOIP with a target equal to 100% of his annual base salary. In addition, Mr. Woys is entitled to a car allowance of $1,000 per month since he was eligible for this benefit prior to our termination of the car allowance program. Further, the Woys Agreement provides for Mr. Woys’ participation in the SERP in which Mr. Woys is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Capezza.    On December 3, 2008, Health Net, Inc. and Mr. Capezza entered into an employment agreement (the “Capezza Agreement”), which amended and restated the employment agreement dated October 9, 2007 between Mr. Capezza and us. Under the Capezza Agreement, Mr. Capezza’s current annual base salary is $586,328 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the EOIP with a target equal to 80% of his annual base salary.

Employment Agreement with Mr. Sell.    On February 22, 2010, Health Net, Inc. and Mr. Sell entered into an employment agreement (the “Sell Agreement”) which amended and restated the employment agreement dated April 6, 2009 between Mr. Sell and us. Under the Sell Agreement, Mr. Sell’s current annual base salary is $515,000 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the EOIP with a target equal to 80% of his annual base salary. In addition, Mr. Sell is entitled to a car allowance of $1,000 per month since he was eligible for this benefit prior to our termination of the car allowance program.

Employment Agreement with Mr. Tough.    On February 17, 2009, Health Net, Inc. and Mr. Tough entered into an employment agreement (the “Tough Agreement”) which amended and restated the employment agreement dated January 25, 2006 between Mr. Tough and us. Under the Tough Agreement, Mr. Tough’s current annual base salary is $546,363 (with such adjustments as may be made from time to time), and he is currently eligible to receive an annual cash bonus under the EOIP with a target equal to 80% of his annual base salary. The Tough Agreement provides Mr. Tough with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997.

Outstanding Equity Awards at Fiscal Year-End for 2011

	Option awards						Stock awards
Name and Principal Position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised option (#) unexercisable		Option exercise price ($)(1)		Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)
Jay M. Gellert	325,000	0			$22.64	08/12/2012	—		—
President and Chief	325,000	0			$24.06	02/20/2013	—		—
Executive Officer	250,000	0			$45.64	04/11/2016	—		—
	—	249,750	(3)		$23.03	02/22/2017	28,125	(4)	855,534
	—	180,000	(5)		$30.73	02/18/2018	90,000	(6)	2,737,710
	—	—			—	—	18,750	(7)	570,356

James E. Woys	50,000	0			$22.64	08/12/2012	—		—
Executive Vice President and Chief Operating Officer	60,000	0			$24.06	02/20/2013	—		—
	40,000	0			$31.92	09/22/2013	—		—
	192,000	0			$23.64	03/25/2014	—		—
	100,000	0			$32.59	05/13/2015	—		—
	50,000	0			$45.64	04/11/2016	—		—
	—	133,200	(3)		$23.03	02/22/2017	15,000	(4)	456,285
	—	90,000	(5)		$30.73	02/18/2018	45,000	(6)	1,368,855
	—	—			—	—	19,000	(7)	577,961
	—	—			—	—	128,400	(8)	3,905,800

Joseph C. Capezza, CPA Executive Vice President,	— —	83,250 54,000	(3) (5)	$ $	23.03 30.73	02/22/2017 02/18/2018	9,375 27,000	(4) (6)	285,178 821,313
Chief Financial Officer and Treasurer	—	—			—	—	68,213	(8)	2,074,971

Steven J. Sell President Western Region Health Plan	2,100 4,500	0 0		$ $	28.90 29.20	02/17/2014 02/24/2015	— —		— —
	3,500	0			$49.06	03/02/2016	—		—
	—	66,600	(3)		$23.03	02/22/2017	7,500	(4)	228,143
	—	47,000	(5)		$30.73	02/18/2018	23,500	(6)	714,847
	— —	— —			— —	— —	2,000 32,100	(7) (8)	60,838 976,450

Steven D. Tough	15,000	0			$48.04	02/03/2016	—		—
President Government Programs	—	66,600	(3)		$23.03	02/22/2017	7,500	(4)	228,143
	—	36,000	(5)		$30.73	02/18/2018	18,000	(6)	547,542
	— —	— —			— —	— —	7,500 56,175	(7) (8)	228,143 1,708,787

(1)	The exercise price of each stock option grant is equal to the closing price of our Common Stock on the NYSE on the date of grant.

(2)

Amounts shown represent the intrinsic value of unvested stock awards calculated by multiplying the number of shares by the closing price of our Common Stock on December 30, 2011 (the last trading day of 2011) of $30.42, and then subtracting the par value of $0.001 per share.

(3)	Stock options scheduled to cliff vest at 100% on February 22, 2013.

(4)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal annual installments on the first four anniversaries of the grant date of February 22, 2010.

(5)	Represents the unvested portion of the stock option award, which is scheduled to vest in equal annual installments on the first three anniversaries of the grant date of February 18, 2011.

(6)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal annual installments on the first three anniversaries of the grant date of February 18, 2011.

(7)	Represents the unvested portion of the restricted stock unit award, which is scheduled to vest in equal installments on the second and fourth anniversaries of the grant date of February 18, 2008.

(8)

Represents 160.5% of the target shares with respect to the 2009 performance share awards (the “2009 PSUs”) based on (i) achievement of a minimum PTI threshold measure established for fiscal 2009 at 100.2% of the target level, resulting in 100.5% of the target shares, (ii) achievement of a strategic performance measure relating to the sale of our Northeast operations, as modified by the Compensation Committee, resulting in an additional 30% of target shares, and (iii) achievement of a minimum PTI threshold measure established for fiscal 2010 (which required the 2009 PTI measure to be achieved and 2010 PTI to be at least 10% in excess of actual 2009 PTI), resulting in an additional 30% of target shares. Vesting of the 2009 PSUs was subject to continued employment of the named executive officer through the date on which the Compensation Committee made a determination regarding the same, which was required to occur as soon as practicable following December 31, 2011 and in any event, no later than February 17, 2012, the third anniversary of the grant date. Shares underlying the 2009 PSUs were issued on February 17, 2012 in accordance with their terms.

Option Exercises and Stock Vested for 2011

Name and Principal Position	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Jay M. Gellert President and Chief Executive Officer	650,000	4,394,000	9,375	285,834

James E. Woys Executive Vice President and Chief Operating Officer	54,000	356,324	21,250	636,029

Joseph C. Capezza, CPA Executive Vice President, Chief Financial Officer and Treasurer	0	0	23,125	636,658

Steven J. Sell President Western Region Health Plan	0	0	2,500	76,223

Steven D. Tough President Government Programs	0	0	7,812	234,303

(1)

Value realized on the exercise of stock options was calculated by multiplying the number of shares of Common Stock acquired on exercise by the difference between the closing market price of a share of Common Stock on the date of exercise, and the option’s exercise price.

(2)

Value realized on vesting was calculated by multiplying the number of shares of Common Stock acquired by the difference between the closing market price of a share of Common Stock on the vesting date, and the par value of $0.001 per share.

PENSION BENEFITS FOR 2011

Name and Principal Position	Plan Name	Number of years of credited service (#)(1)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
Jay M. Gellert President and Chief Executive Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	15.5	9,258,454	0

James E. Woys Executive Vice President and Chief Operating Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	25.1667	2,933,255	0

(1)	Credited service is equal to actual service for Messrs. Gellert and Woys.
(2)

The amounts represented are calculated as of December 31, 2011 using a 4.40% discount rate. Mortality is calculated according to the RP 2000 mortality table and is projected eight years beyond the disclosure date, assuming post-retirement mortality only. Benefit shown is one hundred percent (100%) vested for Messrs. Gellert and Woys.

Narrative to Pension Benefits Table

We maintain the Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan (“SERP”). The program covers Messrs. Gellert and Woys, one additional executive officer and sixteen (16) former employees. Benefits under the SERP are not funded; they remain subject to the claims of our creditors. The SERP is a defined benefit plan designed to provide a Health Net-paid retirement annuity of 50% of the executive’s average pay at retirement if the executive works until age 62 and is actively employed for 15 years. The target retirement benefit is calculated at 50% of the average over the last 60 months of employment using the executive’s base pay, plus any bonus earned. This benefit is prorated for less than 15 years of service at age 62 and/or if the executive leaves employment before the age of 62. It is then multiplied by a vesting percentage (0% if under five years of service; 10% after five years; 20% after six years; 40% after seven years; 60% after eight years; 80% after nine years and 100% for ten or more years of service).

The target benefit, after prorating and multiplying by the vesting percentage, is further reduced by other Health Net-paid retirement benefits, whether tax-qualified or nonqualified, including the employer-paid portion of Social Security retirement benefits, the 401(k) Plan employer matching contributions and any other prior SERP profit-sharing plans. The net benefit is payable as an annuity for the executive’s lifetime, beginning at age 62, unless the participant elects to receive a discounted early retirement benefit commencing between ages 55 and 62. A retired executive may elect to begin receiving reduced payments after age 55 and before age 62 and/or to elect a form of payment that provides reduced payments during his or her lifetime and continues a portion of that benefit to the surviving spouse, subject to the rules of Section 409A.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

Name and Principal Position	Executive contribution in last fiscal year ($)	Registrant contribution in last fiscal year ($)	Aggregate earnings in last fiscal year ($)	Aggregate withdrawals / distributions ($)	Aggregate balance at last fiscal year end ($)
Steven J. Sell President Western Region Health Plan	0	0	($1,694)	0	178,306

Narrative to Nonqualified Deferred Compensation Table

All named executive officers are eligible to participate in the Health Net, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”); however, Mr. Sell is the only named executive officer who participated in the Deferred Compensation Plan during 2011. Mr. Sell did not make any contributions to the Deferred Compensation Plan during 2011.

The Deferred Compensation Plan is also available to all of our employees at the director level and above who earn a minimum annual base salary of $100,000. The Deferred Compensation Plan provides an important supplement to our 401(k) Plan. The Deferred Compensation Plan allows participants to set aside tax-deferred dollars for the future and reduce their current income tax liability. Deferred amounts can be between five percent and ninety percent (5% and 90%) of base salary and between five percent and one hundred percent (5% and 100%) of “other compensation.” All amounts deferred under the Deferred Compensation Plan are fully vested. The Deferred Compensation Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year to be paid to them while they are still working or they can elect to have payments made to them in the event of their separation from service with us. Payments can be made in a lump sum payment or as annual installments over a period of greater than two years and less than ten years.

Participants set aside tax-deferred dollars to track the performance of the investment fund(s) available in the plan’s portfolio of funds. While the deferred dollars are not actually invested in the investment fund(s), earnings or losses of the trucking fund are applied to the participant’s deferral dollars as if they were invested in the fund. Participants may make changes to their investment choices daily.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers. Although these agreements provide that an executive’s employment with Health Net may be terminated by either the executive or by us at any time, for any reason and with or without notice, they do provide for certain payments and benefits in the event of the executive’s termination without Cause (as defined below) or, in most cases, in connection with a change of control. In general, these benefits include lump-sum payments equal to a multiple of base salary and continued health and welfare benefit coverage for a certain defined term. In addition, the executive will receive accelerated vesting of outstanding equity awards only upon the occurrence of both a change in control and involuntary termination of employment by the acquirer or by the executive under the applicable definition of “good reason” within two years of such change in control, as described in more detail below in this section of the proxy entitled “Plan-Based Awards.” Generally, the severance and change in control provisions of our executive employment agreements are very similar. However, the terms of Mr. Gellert’s employment agreement vary somewhat, and therefore are discussed separately below.

Under the severance terms of each named executive officer’s employment agreement, in order to receive severance payments, a terminated executive (or his beneficiaries or estate, as applicable) must execute a separation agreement, waiver and release of claims substantially in the form prescribed by their agreement, which, among other things, precludes the terminated executive from competing with us for a period of up to one year post-termination, depending on the applicable circumstances, and releases all claims against us.

Severance Terms of Employment Agreements with our Named Executive Officers (other than Mr. Gellert)

Generally under the terms of these agreements, in the event that we terminate an executive’s employment without cause (other than during the two year period following a change in control), Messrs. Woys and Capezza will be entitled to receive:

•	a one-time lump sum payment equivalent to 24 months of the executive’s then-current base salary;

•	benefit continuation for the executive and his or her dependants for an initial period of six months following the termination date; and

•	payment of COBRA premiums for an additional 18-month period upon expiration of such six-month period, provided the executive properly elects to continue those benefits under COBRA.

Mr. Sell will be entitled to similar benefits, consisting of (i) a one-time lump sum payment equivalent to 12 months of his then-current base salary and (ii) payment of COBRA premiums for a 12-month period following his termination date, provided Mr. Sell properly elects to continue those benefits under COBRA.

Pursuant to the Tough Agreement, in the event that we terminate his employment without Cause, Mr. Tough will be entitled to receive a one-time lump sum payment equivalent to 12 months of Mr. Tough’s then-current base salary. In the event that his employment is terminated due to death or Disability (as defined below), Mr. Tough or his beneficiaries or estate would be entitled to a lump-sum payment equal to one times (1x) his then-current annual base salary. In addition, the Tough Agreement provides Mr. Tough with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997.

With respect to Messrs. Woys, Capezza and Sell, if their employment is terminated due to death or Disability, the executive or his beneficiaries or estate would be entitled to continuation of benefits for a period of twelve months and a lump-sum payment equal to one times (1x) the executive’s then-current annual base salary.

If, at any time within two years after a change in control, we terminate an executive without Cause or the executive voluntarily terminates his or her employment for good reason, Messrs. Woys and Capezza will be entitled to receive:

•	a one-time lump sum payment equivalent to 36 months of the executive’s then-current annual base salary;

•	benefit continuation for the executive and his or her dependants for an initial period of 18 months; and

•	payment of COBRA premiums for an additional 18-month period provided the executive properly elects to continue those benefits under COBRA.

Mr. Sell will be entitled to similar benefits, consisting of (i) a one-time lump sum payment equivalent to 12 months of his then-current base salary and (ii) payment of COBRA premiums for a 12-month period following his termination date, provided Mr. Sell properly elects to continue those benefits under COBRA.

This change in control severance benefit will be forfeited in the case of a voluntary termination by the executive for good reason if we request in writing, prior to his or her resignation, that he continue in our employ for ninety days following the change in control, and he voluntarily leaves our employ prior to the expiration of that ninety day period. The Tough agreement does not provide a change in control severance benefit.

In the event that Messrs. Woys, Capezza or Sell voluntarily terminate their employment at any time (other than for good reason within two years after a change in control), or we terminate the executive for Cause, the executive would not be eligible to receive any of the severance benefits provided under their employment agreements.

With respect to Messrs. Woys and Capezza, if the severance and change in control payments and benefits provided under the applicable executive employment agreement or otherwise constitute “parachute payments” under Section 280G of the Code, and if at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, each of the covered executives will receive (i) a payment sufficient to pay those excise taxes and (ii) an additional payment sufficient to pay the taxes arising as a result of that payment (together, a “Gross-Up Payment”), except that Mr. Capezza was only entitled to such Gross-Up Payments for any taxes incurred prior to December 31, 2009. If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and the executive’s severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

With respect to Mr. Sell, to the extent that any severance and change in control payments and benefits provided under his employment agreement or otherwise constitute “parachute payments” then such payments and benefits shall be reduced to the extent necessary such that no portion of the payments and benefits is subject to the imposition of excise taxes, but only if the net amount of such payment and benefits, as so reduced (and after subtracting any additional taxes due on such reduced payments and benefits) is greater than or equal to the net amount of such payments and benefits without such reduction (but after subtracting the net amount of excise taxes and all additional taxes due on such unreduced payments and benefits).

For purposes of these employment agreements, “change in control” is generally defined to mean (i) the acquisition by any person or group (as defined by the Exchange Act) of 20% or more of our voting stock; (ii) a change in the majority of incumbent board members as a result of a tender offer, merger, sale of assets or other major transaction; (iii) our merger or consolidation with any other entity pursuant to which our shareholders immediately prior to the transaction own less than 80% or the outstanding securities of the combined entity; (iv) the consummation of a tender or exchange offer for 20% or more of our outstanding securities; (v) the transfer of substantially all of our assets to another person (other than a wholly-owned subsidiary); or (vi) our entry into a management agreement that grants a third party authority to hire or fire the executive. The Tough Agreement does not include any provisions with respect to “parachute payments” under Section 280G of the Code.

With respect to Messrs. Woys, Capezza and Sell, “Good Reason” generally means (i) a substantial reduction in the scope of executive’s authority, duties or responsibilities with us, other than in connection with a termination due to Disability, normal retirement, for Cause or by the executive voluntarily other than for Good Reason; (ii) a material reduction in compensation (i.e., base salary and/or annual target bonus); (iii) a relocation of more than 50 miles (provided that such proposed relocation results in a materially greater commute for the executive); or (iv) our failure to provide for the successor entity in any merger, consolidation or transfer of assets to assume our obligations under the executive’s employment agreement; provided, however, that the executive must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii). The Tough Agreement does not include a definition of Good Reason.

“Cause” is generally defined as (i) an act of dishonesty causing harm to us or any of our affiliates; (ii) the material breach of our Code of Conduct or our ethics and compliance procedures; (iii) habitual drunkenness or narcotic drug addiction; (iv) conviction of a felony or a misdemeanor involving moral turpitude; (v) willful refusal to perform or gross neglect of duties; (vi) the willful breach of any law that, directly or indirectly, affects us or our affiliates; (vii) a material breach by the executive following a change in control of those duties and responsibilities that do not differ in any material respect from the executive’s duties and responsibilities during the 90-day period immediately prior to such change in control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, committed in bad faith or without reasonable belief that such breach is in our best interests and which is not remedied in a reasonable period of time after receipt of written notice from us specifying such breach, or (viii) breach of the executive’s obligations under his employment agreement (or under any other policy) to protect our proprietary and confidential information.

“Disability” means the executive’s absence from his duties with us on a full-time basis for at least 180 consecutive days as a result of his incapacity due to physical or mental illness.

Severance Terms of Mr. Gellert’s Employment Agreement

In the event that we terminate the employment of Mr. Gellert without Cause (other than during a two-year period following a change of control), Mr. Gellert will be entitled to receive a lump sum $6,000,000 severance payment. If, during a two-year period following a change in control, we terminate Mr. Gellert without Cause or he voluntarily resigns for “good reason” (and gives us at least 14 days’ prior written notice of such resignation and otherwise complies with the Section 409A timing requirements noted below), he will be entitled to a lump sum payment of $6,000,000, and any options which vested prior to his termination will continue to remain exercisable for two years following his date of termination or until the options’ general termination date, whichever is shorter.

If the severance and change in control payments and benefits provided under the Gellert Agreement or otherwise constitute “parachute payments” under Section 280G of the Code, and at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, Mr. Gellert will receive a Gross-Up Payment. If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and Mr. Gellert’s severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

For purposes of the Gellert Agreement only, “change in control” is defined as (i) a 51% change in beneficial ownership of our capital stock in a single transaction; (ii) a change in the majority of our outside directors over a two year period, other than changes approved by the then-current Board of Directors; (iii) the sale of substantially all our assets; or (iv) our liquidation or dissolution.

For purposes of the Gellert Agreement only, the term “good reason” means if any of the following occurs, without Mr. Gellert’s consent, within two years following the effective date of a Change of Control (as defined in the Gellert Agreement) (i) a material reduction in Mr. Gellert’s duties, responsibilities or salary; or (ii) his relocation outside California, provided, however, that Mr. Gellert must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii).

Plan-Based Awards

For all option grants, upon voluntary termination, optionees may generally exercise vested options for up to one month from the termination date. Upon involuntary termination for reasons other than Cause, optionees may generally exercise vested options for up to three months from the termination date.

Upon termination due to death and/or Disability (or qualified “retirement” for options granted on or after March 2, 2006), vested options may generally be exercised for up to 12 months from the termination date by the optionee or by the optionee’s personal representative. We have defined a qualified retirement as a voluntary resignation at age 55 or older and a minimum of ten years of continuous service with the Company. Upon terminating an executive for “cause” (as defined in such executive’s employment agreement), all options will be cancelled and forfeited by the executive.

With respect to the performance share grants to our named executive officers, the 2009 PSUs would have become fully vested upon a change in control at a level assuming the achievement of target performance. In addition, our outstanding equity awards provide for accelerated vesting upon the occurrence of both a change in control and involuntary termination of employment by the acquirer or by the executive under the definition of “good reason” within two years of such change in control.

In the case of a qualified retirement, equity grants made on or after March 2, 2006 and prior to January 14, 2009 (other than performance shares) will vest immediately on a prorated basis based on the number of full calendar years that have elapsed since the date of grant and the number of full calendar years in the vesting period. Prorated vesting upon retirement is not applicable to the 2009 PSUs.

In accordance with the rules of the SEC, the following table presents our reasonable estimates of the benefits payable to our named executive officers assuming, that each of the following scenarios occurred on December 31, 2011: (i) a change in control, (ii) an involuntary termination of employment without Cause or a resignation for good reason simultaneous with a change in control, (iii) retirement, (iv) death or Disability and (v) an involuntary termination of employment without Cause or a resignation for good reason. A description of the material terms of our severance and change in control arrangements can be found elsewhere in this proxy statement under “Severance and Change in Control Arrangements.” Excluded are benefits provided to all employees, such as accrued vacation and benefits payable under our life and other insurance policies. Also excluded are benefits previously accrued under our SERP, including the SERP benefits for Messrs. Gellert and Woys, in which they were one hundred percent (100%) vested as of December 31, 2009. For information on such accrued benefits see the “Pension Benefits for 2011” table shown elsewhere in the proxy statement. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that the named executive officers will receive the amounts shown.

The following table presents information with respect to outstanding equity awards as of December 31, 2011:

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

		Change in Control
Name and Principal Position	Compensation Components	Occurrence of Change in Control ($)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)	Retirement ($)(1)	Death & Disability ($)(2)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)
Jay M. Gellert	Severance	0	6,000,000	0	0	6,000,000
President and Chief Executive Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	1,845,653	0	0	0
	Restricted Stock Units	0	4,163,601	427,767	0	427,767
	Performance Share Units	0	0	0	0	0
	Health Benefits(4)	0	0	0	0	0
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	0	12,009,254	427,767	0	6,427,767

James E. Woys	Severance	0	2,238,705	0	746,235	1,492,470
Executive Vice President and Chief Operating Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	984,348	0	0	0
	Restricted Stock Units	0	2,403,101	0	0	0
	Performance Share Units	2,433,520	2,433,520	0	0	0
	Health Benefits(4)	0	73,058	0	24,353	48,705
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	2,433,520	8,132,732	0	770,588	1,541,175

Joseph C. Capezza, CPA	Severance	0	1,758,984	0	586,328	1,172,656
Executive Vice President, Chief Financial Officer and Treasurer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	615,218	0	0	0
	Restricted Stock Units	0	1,106,491	0	0	0
	Performance Share Units	1,292,808	1,292,808	0	0	0
	Health Benefits(4)	0	45,598	0	15,533	31,065
	Excise Tax Gross-Up Payment(5)	N/A	N/A	N/A	N/A	N/A
	Total Value	1,292,808	4,819,099	0	601,861	1,203,721

Steven J. Sell	Severance	0	472,500	0	472,500	472,500
President Western Region Health Plan	Intrinsic Value of Accelerated Equity: (3)
	Stock Options	0	492,174	0	0	0
	Restricted Stock Units	0	1,003,827	0	0	0
	Performance Share Units	608,380	608,380	0	0	0
	Health Benefits(4)	0	27,932	0	27,932	27,932
	Excise Tax Gross-Up Payment(5)	N/A	N/A	N/A	N/A	N/A
	Total Value	608,380	2,604,813	0	500,432	500,432

Steven D. Tough	Severance	0	0	0	530,449	530,449
President Government Programs	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	492,174	0	0	0
	Restricted Stock Units	0	1,003,827	0	0	0
	Performance Share Units	1,064,665	1,064,665	0	0	0
	Health Benefits(4)	390,047	390,047	390,047	390,047	390,047
	Excise Tax Gross-Up Payment(5)	N/A	N/A	N/A	N/A	N/A
	Total Value	1,454,712	2,950,713	390,047	920,496	920,496

Unless otherwise indicated below, amounts represented in the table shall be paid to the named executive officer in a lump sum payment.

(1)

Only Mr. Gellert was eligible for a qualified “retirement” as defined in the 2006 Plan or applicable award agreement for purposes of determining the intrinsic value of accelerated equity as of December 31, 2011.

(2)	The amounts shown do not include the standard death benefit provided by Health Net to all of its employees equal to one times base salary.

(3)

The amounts shown represent the intrinsic value of unvested stock options, restricted stock units and/or performance share units which would be accelerated upon the occurrence of a change in control, an involuntary termination without “cause” or voluntary termination with “good reason” during the two-year period following a change in control or upon a qualified “retirement.” Compensation Committee approval has been assumed for the acceleration of unvested stock options upon a change in control as required by the 1998 and 2002 Stock Option Plans and applicable grant agreements.

Stock option value is calculated based on the difference between the NYSE closing price of our Common Stock on December 30, 2011 (the last trading day of 2011) of $30.42 per share and the exercise price of the underlying stock option. Restricted stock unit value is calculated by multiplying the number of shares by the closing price per share of Common Stock on the NYSE on December 30, 2011 (the last trading day of 2011) of $30.42 per share, and then subtracting the par value of $0.001 per share.

Performance share unit value is calculated by multiplying the NYSE closing price of our Common Stock on December 30, 2011 (the last trading day of 2011) of $30.42 per share by 100% of target shares underlying the 2009 PSUs. Pursuant to the terms of the award agreements evidencing the 2009 PSUs, the value is based on the assumed achievement of the fiscal year 2009 PTI measure at target. As described in the notes to the “Outstanding Equity Awards at Fiscal Year End” table above, and based on our actual achievement of each applicable performance measure, 160.5% of the target number of shares underlying the 2009 PSUs were issued on February 17, 2012 in accordance with their terms.

(4)

Amounts shown include continuation of health benefits and COBRA premiums. The amounts associated with health benefits are calculated using 2012 enrollment rates and severance agreement terms, if applicable. The continuation of named executive officers’ health benefits is discussed in detail in the “Severance and Change In Control Arrangements” section of this proxy statement.

(5)	Grandfathered excise tax gross-up benefits are provided to certain executives under their employment agreement terms, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 28, 2012, we had 83,241,450 shares of our Common Stock outstanding. Set forth below is a tabulation indicating those persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 28, 2012. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	10,245,090	(2)	12.31%

AllianceBernstein LP 1345 Avenue of the Americas New York, New York 10105	6,902,032	(3)	8.29%

Iridian Asset Management LLC 276 Post Road West Westport, Connecticut 06880	6,529,648	(4)	7.84%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	5,927,538	(5)	7.12%

Vanguard Specialized Funds – Vanguard Health Care Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,713,458	(6)	5.66%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,524,964	(7)	5.44%

Aronson+Johnson+Ortiz, LP 230 S. Broad Street, 20th Floor Philadelphia, Pennsylvania 19102	4,302,400	(8)	5.17%

(1)

Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(2)

Based on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (“WMC”), an investment adviser. WMC, in its capacity as investment adviser, may be deemed to beneficially own the shares, all of which are held of record by clients of WMC, and has shared voting power over 3,946,232 shares and shared dispositive power over 10,245,090 shares. WMC serves as an investment adviser to Vanguard Specialized Funds – Vanguard Health Care Fund (“VSF”) and as such, may be deemed to beneficially own the 4,713,458 shares held by VSF, as described in note (6) below, which shares are included in the 10,245,090 shares reported as being beneficially owned by WMC and over which WMC reports shared dispositive power.

(3)

Based on a Schedule 13G/A filed with the SEC on February 13, 2012 by AllianceBernstein LP (“AllianceBernstein”). AllianceBernstein may be deemed to beneficially own 6.902,032 shares of Common Stock acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AllianceBernstein is deemed to have sole voting power over 5,369,573 shares and sole dispositive power over 6,901,332 shares. AllianceBernstein is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC in Release Number 34-39538 (January 12, 1998). AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 700 shares of Common Stock acquired on behalf of the general and separate accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor.

(4)

Based on a Schedule 13G filed with the SEC on February 6, 2012 by Iridian Asset Management LLC (“Iridian”), David L. Cohen (“Cohen”) and Harold J. Levy (“Levy”). Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 6,529,648 shares of Common Stock. Cohen and Levy may be deemed to share with Iridian the power to vote or direct the vote and to dispose or direct the disposition of such shares. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Cohen, 12.5% by Levy, 37.5% by LLMD LLC, a Delaware limited liability company, and 37.5% by ALHERO LLC, a Delaware limited liability company. LLMD LLC is owned 1% by Cohen, and 99% by a family trust controlled by Cohen. ALHERO LLC is owned 1% by Levy and 99% by a family trust controlled by Levy. Iridian has direct beneficial ownership of the shares of Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares of Common Stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares.

(5)

Based on a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. (“BlackRock”). BlackRock maintains sole voting power and sole dispositive power over all 5,927,538 shares beneficially owned.

(6)

Based on a Schedule 13G filed with the SEC on January 26, 2012 by VSF. VSF may be deemed to beneficially own the shares, and has sole voting power over all 4,713,458 shares. As described in note (2) above, WMC is an investment adviser to VSF and shares dispositive power over the shares held by VSF.

(7)

Based on a Schedule 13G filed with the SEC on February 8, 2012 by The Vanguard Group, Inc. (“Vanguard”), an investment adviser. Vanguard, in its capacity as investment adviser, may be deemed to beneficially own the shares, and has sole voting power over 61,389 shares, sole dispositive power over 4,463,575 shares and shared dispositive power over 61,389 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 61,389 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(8)

Based on a Schedule 13G filed with the SEC on February 14, 2012 by Aronson+Johnson+Ortiz, LP (“AJO”), an investment adviser. AJO, in its capacity as investment adviser, may be deemed to beneficially own the shares, all of which are held of record by clients of AJO, and has sole voting power over 2,610,100 shares and sole dispositive power over 4,302,400 shares.

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each non-employee director of Health Net serving on the Board of Directors on March 28, 2012, by each named executive officer on March 28, 2012 and by all directors and executive officers as a group as of March 28, 2012, and the percentage that these shares bear to the total number of shares of Common Stock outstanding as of such date:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(**)	Footnote	Percent of Class
Non-Employee Directors
Mary Anne Citrino	18,416	1	*
Theodore F. Craver, Jr.	77,309	2	*
Vicki B. Escarra	47,835	3	*
Gale S. Fitzgerald	93,436	4	*
Patrick Foley	111,442	5	*
Roger F. Greaves	126,751	6	*
Bruce G. Willison	96,093	7	*
Frederick C. Yeager	74,239	8	*

Named Executive Officers
Jay M. Gellert	1,761,010	9	2.12%
James E. Woys	696,697	10	*
Joseph C. Cappeza, CPA	90,631	11	*
Steven J. Sell	45,864	12	*
Steven D. Tough	80,823	13	*
All current directors and executive officers as a group (18 persons)	3,626,375	14	4.36%

*	The amount shown is less than 1% of the outstanding shares.

**	The information contained in this table is based upon information furnished to us by the persons identified as beneficial owners or obtained from our records. Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(1)

Includes 10,739 shares with respect to which Ms. Citrino has the right to acquire beneficial ownership by virtue of outstanding vested options, 6,319 shares with respect to which Ms. Citrino has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Ms. Citrino has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012.

(2)

Includes 2,650 shares owned by a trust of which Mr. Craver and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power, 61,648 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding vested options, 11,653 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012.

(3)

Includes 29,100 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding vested options, 11,653 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012.

(4)

Includes 4,804 shares which Ms. Fitzgerald holds in joint tenancy with her spouse, 75,621 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding vested options, 11,653 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012

(5)

Includes 22,810 shares owned by a trust for which Mr. Foley serves as trustee and beneficiary and as such has sole voting and dispositive power, 75,621 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options, 11,653 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012.

(6)

Includes 75,621 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options, 11,653 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012.

(7)

Includes 7,461 shares owned by a trust for which Mr. Willison and his spouse serve as trustees and beneficiaries and as such have shared voting and dispositive power. Also includes 75,621 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding vested options, 11,653 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012.

(8)

Includes 57,648 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding vested options, 11,653 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and 1,358 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012.

(9)	Includes 960,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

(10)

Includes 5,450 shares Mr. Woys holds in Health Net’s 401(k) Plan and 522,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding vested options.

(11)	Includes 18,000 shares with respect to which Mr. Capezza has the right to acquire beneficial ownership by virtue of outstanding vested options.

(12)	Includes 25,767 shares with respect to which Mr. Sell has the right to acquire beneficial ownership by virtue of outstanding vested options.

(13)	Includes 27,000 shares with respect to which Mr. Tough has the right to acquire beneficial ownership by virtue of outstanding vested options.

(14)

Includes an aggregate of 2,206,751 shares with respect to which executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding vested options, an aggregate of 87,890 with respect to which executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 28, 2012, and an aggregate of 10,864 with respect to which executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding restricted stock units that vest within 60 days of March 28, 2012. For purposes of this footnote 14, “beneficial ownership” with respect to certain of the shares held by executive officers and directors may consist of shared power to vote or direct the vote and shared power to dispose or direct the disposition of the shares included.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and any person that beneficially owns more than ten percent of our Common Stock are required to report their beneficial ownership and any changes in that ownership to the SEC and the NYSE. These reports are required to be submitted by specified deadlines, and we are required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of our Common Stock to file such reports on a timely basis during our most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years. Based solely on a review of the copies of reports furnished to us during and with respect to the year ended December 31, 2011 and written representations from our directors and executive officers that no other reports were required, we believe that all directors, executive officers, and persons who own more than ten percent of our Common Stock have complied with the reporting requirements of Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our securities authorized for issuance under our equity compensation plans as of December 31, 2011:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	7,084,479	(3)	$29.62	5,926,392	(4)(5)
Equity compensation plans not approved by security holders	749,645	(6)	$27.18	0	(7)
Total	7,834,124		$29.29	5,926,392	(4)(5)

(1)	The weighted-average exercise price as shown does not take into account outstanding awards of restricted stock units and performance share units.

(2)	Includes all of our stock option and long-term incentive plans other than our Amended and Restated 1998 Stock Option Plan, as amended (the “1998 Stock Option Plan” and/or the “Plan”).

(3)

Includes 1,785,529 restricted stock units and 424,777 performance share units (representing 160.5% of the target shares underlying the 2009 PSUs that could be issued, based on the actual achievement of each of the applicable performance measures, as described in the notes to the “Outstanding Equity Awards at Fiscal Year End” table above). On February 17, 2012, 160.5% of the target number of shares underlying the 2009 PSUs were issued in accordance with their terms.

Between January 1, 2012 and March 28, 2012, we have granted zero nonqualified stock options, 450,675 performance stock units and 551,729 restricted stock unit awards under the 2006 Plan. See footnote 5 below for additional information regarding the manner in which grants of restricted stock units and performance awards reduce the number of shares available for issuance under the 2006 Plan.

(4)

Represents shares available for future issuance under the 2006 Plan as of December 31, 2011 (see footnote 3 above for information regarding additional issuances of equity awards under the 2006 Plan since such date). Does not include 1,622,079 shares that represent cancelled or terminated awards made pursuant to certain of our retired equity plans that may be recycled into the 2006 Plan under certain circumstances as of December 31, 2011.

(5)

Prior to March 6, 2009, pursuant to the 2006 Plan, any equity award grant, other than a stock option grant, reduced the number of shares available for issuance under the 2006 Plan by two shares of Common Stock for each share of Common Stock actually subject to such equity award. Effective March 6, 2009, any award granted under the 2006 Plan, other than a stock option, will reduce the number of shares of Common Stock available for issuance under the 2006 Plan by 1.75 shares of Common Stock for each share of Common Stock subject to the award.

(6)	Represents 749,645 stock options subject to issuance under our 1998 Stock Option Plan as of December 31, 2011.

(7)

The 1998 Stock Option Plan was terminated effective May 11, 2006. Accordingly, no new equity awards may be granted out of the 1998 Stock Option Plan. Only previously granted equity awards that vest and are exercised, as applicable, will be issued under the 1998 Stock Option Plan.

1998 Stock Option Plan

On December 5, 1998, Health Net adopted the 1998 Stock Option Plan, which was amended and restated on May 4, 2000, and further amended on October 13, 2000, December 18, 2000, March 14, 2002, February 26, 2006, and January 14, 2009. The Plan was terminated by the Board of Directors effective May 11, 2006. Accordingly, no new equity awards may be granted under the 1998 Stock Option Plan, and only previously granted equity awards that vest and are exercised will result in issuance of securities under the 1998 Stock Option Plan. The purposes of the 1998 Stock Option Plan were: (1) to align the interests of our stockholders and recipients of awards under the plan by increasing the proprietary interest of award recipients in our growth and success; (2) to attract and retain employees and directors and (3) to motivate employees and directors to act in the long-term best interests of our stockholders. The 1998 Stock Option Plan was administered by the Compensation Committee or by the Board of Directors. References in this summary to the Compensation Committee refer also to the Board of Directors, if and to the extent that the Board of Directors elected to act in an administrative capacity with respect to the Plan. The terms of the Plan permitted the Compensation Committee to delegate some or all of its power and authority under the Plan to officers of Health Net.

General.    Health Net had reserved for issuance under the 1998 Stock Option Plan a total of 8,256,243 shares of Common Stock available for awards, including 500,000 shares available for restricted and bonus stock awards. The number of available shares was subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than a regular cash dividend. If any award granted under the 1998 Stock Option Plan expires or is terminated for any reason, the shares of Common Stock underlying the award would again be available under the 1998 Stock Option Plan. However, as the 1998 Stock Option Plan was terminated effective May 11, 2006, no new equity awards may be granted out of the 1998 Stock Option Plan.

Awards.    Under the 1998 Stock Option Plan, the Compensation Committee could grant awards consisting of stock options and stock appreciation rights (“SARs”) and stock awards in the form of restricted stock (which may include associated cash awards), restricted stock units or bonus stock to eligible employees and directors. However, no awards could be granted under the Plan to certain highly compensated officers of Health Net.

•

Stock options.    Stock option awards under the Plan consisted of stock options which are not intended to qualify as “incentive stock options” under the Code. At the time a stock option was granted, the Compensation Committee determined the number of shares of Common Stock subject to the option, the exercise price per share of underlying Common Stock, the period during which the option may be exercised and the restrictions on and conditions to exercise of the option. The exercise price of the option per share of underlying Common Stock had to be at least equal to the fair market value of a share of the Common Stock on the date the option is granted.

•

Stock appreciation rights.    The Compensation Committee could grant SARs in conjunction with a concurrent or pre-existing stock option award. A SAR entitles the holder to receive, upon exercise of the SAR and surrender of the related stock option, shares of Common Stock, cash or a combination of stock and cash with an aggregate value equal to the product of

•	the excess of (1) the fair market value of one share of Common Stock on the date of exercise over (2) the base price of the SAR,

multiplied by

•

the number of shares of Common Stock subject to the surrendered stock option. The base price of a SAR is equal to the exercise price per share of the related stock option. The term, exercisability and other provisions of a SAR were fixed by the Compensation Committee.

The Compensation Committee determined the period for exercise of a SAR, provided that, the SAR could not be exercised later than the expiration, cancellation, forfeiture or other termination of the related option.

•	Stock awards. The Compensation Committee could award shares of our Common Stock either as a restricted stock award, restricted stock unit award or as bonus stock that is not subject to restriction.

•

Bonus Stock.    Bonus stock was vested upon grant and was not subject to any restriction period, but may have such deferred payment or other restrictions and conditions as the Compensation Committee may have deemed advisable.

•

Restricted Stock.    The Compensation Committee fixed the restrictions, the restriction period and the valuation date and the price, if any, to be paid to the holder of each share of restricted stock subject to the award. The recipient of a restricted stock award is unable to dispose of the shares prior to the expiration of the applicable restricted period. Unless otherwise determined by the Compensation Committee, during the restricted period, the recipient is entitled to vote the shares and receive any regular cash dividends on the shares. In connection with any restricted stock award, the Compensation Committee could authorize the payment of a cash award, subject to restrictions and other terms and conditions prescribed by the Compensation Committee, to the holder of the restricted stock, payable at any time after the restricted stock becomes vested. The amount of the cash award may not exceed

100% of the average fair market value of the restricted stock as determined over a period of 60 consecutive trading days ending on the applicable valuation date.

Restricted Stock Units (“RSU”).    An RSU is a right to receive, upon vesting, shares of Common Stock, cash or a combination thereof with a value equal to the fair market value of the Common Stock on the date of vesting. An RSU shall be subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously in the employment of Health Net; or (ii) any specified performance measures are not satisfied. Prior to the settlement of an RSU, the holder of such RSU has no rights as a stockholder of Health Net with respect to any shares subject to the award; however, the agreement evidencing the award could allow the holder of the RSU to receive, on a current or deferred basis, dividend equivalents with respect to the shares of Common Stock in which the award is denominated and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents.

Change in Control.    In the event of a “change in control” (as defined in the 1998 Stock Option Plan) all stock options, RSUs and SARs outstanding under the 1998 Stock Option Plan will become immediately exercisable in full and the restrictions on all restricted stock awards will lapse. All awards under the Plan are required to be evidenced by a written agreement on terms approved by the Compensation Committee, subject to the provisions of the Plan. An agreement evidencing stock options, RSUs or restricted stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the lapse of restrictions on restricted stock or RSUs in connection with a change in control as the Compensation Committee deems appropriate to ensure that the penalty provisions applicable to excess parachute payments under the Code will not apply to any stock, cash or other property received by the award holder from us.

Termination of Employment or Service.    In the event of the termination of employment or service as a director of the holder of an award, other than in the event of a termination or removal for “Cause” (as defined under the 1998 Stock Option Plan), the Compensation Committee may provide for the vesting of the holder’s restricted stock, RSUs, cash awards and stock options under the Plan. In the event an award holder is terminated (or removed from the Board of Directors) for “Cause,” all of the holder’s restricted stock, RSUs and cash awards under the 1998 Stock Option Plan that remain subject to restrictions will be forfeited and all of the holder’s stock options under the 1998 Stock Option Plan will be terminated.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF HEALTH NET, INC.2

The Audit Committee of the Board of Directors of Health Net, Inc. (the “Company”) issued the following report for inclusion in this proxy statement in connection with the Company’s 2012 Annual Meeting of Stockholders.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2011 with management.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from the Company and its management.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Frederick C. Yeager (Chairperson)

Theodore F. Craver, Jr.

Gale S. Fitzgerald

March 26, 2012

[2]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Principal Accountant Fees and Services

The following table shows the fees (in thousands) billed to us by Deloitte & Touche LLP for each of the years ended December 31, 2011 and 2010.

	2011	2010
Audit fees(a)	$7,162	$7,352
Audit-related fees(b)(c)	2,877	811
Total audit and audit-related fees	10,039	8,163
Tax fees(c)(d)	1,191	198
All other fees	0	0
Total fees(e)	$11,230	$8,361

(a)	Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of regulated subsidiaries, and audit of internal controls over financial reporting.

(b)	Includes fees for audits, actuarial certifications and agreed-upon procedures for regulatory filings, audits of employee benefit plans and consultations on accounting standards or transactions.

(c)	The Audit Committee has determined that the provision of these services was compatible with maintaining the principal accountant’s independence.

(d)	Includes fees for income tax compliance services.

(e)	All such fees were pre-approved by the Audit Committee of our Board of Directors.

Approval of Non-Audit Services

The Audit Committee approved the following non-audit services that were performed by Deloitte & Touche LLP, our independent registered public accountant during 2011: (1) audit related services such as (i) employee benefit plan audits, (ii) actuarial certification services, (iii) accounting and financial reporting standards consultation and (iv) audits and agreed upon procedures for regulatory filings; and (2) certain other miscellaneous non-audit services permitted under Section 10A of the Exchange Act.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche LLP. In the event that an unanticipated need for audit and/or non-audit services arises between regularly scheduled Audit Committee meetings, the Audit Committee has delegated pre-approval authority to its Chairperson. The Chairperson shall report any such pre-approval requests and related decisions to the Audit Committee at its next regularly scheduled meeting.

ITEM 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2012. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

The Board of Directors is submitting the ratification of the selection of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent registered accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in our and our stockholders best interests.

The Board of Directors recommends a vote “FOR” Item 2

to ratify the selection of Deloitte & Touche LLP as our

independent registered public accounting firm.

ITEM 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

We are asking our stockholders to vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives) as set forth in this proxy statement.

At our 2011 Annual Meeting of Stockholders, the Board of Directors recommended a vote in favor of holding a say-on-pay vote every year and the majority of the votes cast by our stockholders were in favor of holding a say-on-pay vote every year. The Board of Directors took into account this strong preference for an annual vote and determined that we will hold a non-binding, advisory vote to approve the compensation of our named executive officers every year until the next non-binding, advisory vote on the frequency of holding a say-on-pay vote occurs. Unless the Board of Directors modifies its policy on the frequency of future say-on-pay votes, the next say-on-pay vote will be held at our 2013 Annual Meeting of Stockholders.

Summary

At our 2011 Annual Meeting of Stockholders, our stockholders approved the compensation of our named executive officers, with over 84% of the votes cast in favor of the say-on-pay proposal. We believe this affirms our stockholders’ support of our approach to executive compensation.

As described more fully in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 28, our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other key factors within each executive’s area of responsibility and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement and executive-related compensation tables for more information.

Highlights of our compensation program for our named executive officers include:

•

The key elements of our compensation for named executive officers are designed to put a significant portion of executive pay “at risk” to motivate and challenge our named executive officers to achieve positive results for stockholders. In 2011, approximately 78%, on average, of the actual total direct compensation of our named executive officers was “at risk,” in the form of annual cash incentive and equity-incentive compensation.

•

Under our Executive Officer Incentive Plan, our named executive officers are awarded annual cash incentives based on Company and individual short-term performance to help ensure that business goals are accomplished.

•	The largest portion of potential compensation for our named executive officers is long-term equity compensation in the form of options and restricted stock units.

•

We have a formal compensation recovery policy for the recovery of cash- or equity-based incentive compensation and profits realized from the sale of securities from our current executive officers (and certain other employees identified by the Board of Directors) following (i) fraudulent, intentional, willful or grossly negligent misconduct that ultimately results in our being required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, or (ii) a covered employee’s engagement in conduct that constitutes “cause” under the covered employee’s employment agreement. The scope of our compensation recovery policy is broader than the provisions of the Sarbanes-Oxley Act of 2002 regarding compensation recovery.

•

The Compensation Committee has established stock ownership guidelines which require each of our named executive officers to hold qualifying shareholdings with a value equal to or in excess of a multiple of his annual base salary.

•

We generally do not permit tax gross-up payments in connection with perquisites provided to executive officers, except pursuant to certain Company-wide policies which are limited in nature. We also do not permit tax gross-up payments under Section 280G of the Code on severance and change in control pay for any person who became an executive officer after 2007.

Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation programs are designed appropriately and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Health Net, Inc. approve, on an advisory basis, the compensation of Health Net, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.

The Board of Directors recommends a vote “FOR” Item 3

to adopt the resolution approving the compensation of the Company’s named executive officers,

as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be made at the 2013 Annual Meeting of Stockholders must be received at our principal executive offices by December 7, 2012, 120 calendar days before the anniversary date of the mailing of Health Net’s proxy statement to stockholders in connection with the 2012 Annual Meeting of Stockholders, in order to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act; provided, however, that if the date of the 2013 Annual Meeting of Stockholders has been changed by more than 30 days from May 22, 2013, then the deadline for inclusion is a reasonable time before we begin to print and send our proxy materials for that meeting. Our bylaws require that notice of stockholder proposals to be made at the 2013 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act be submitted to us in accordance with the requirements of the bylaws no earlier than January 22, 2013, 120 days prior to the anniversary date of the 2012 Annual Meeting of Stockholders, or later than February 21, 2013, 90 days prior to the anniversary date of the 2012 Annual Meeting of Stockholders, provided that, in the event that the 2013 Annual Meeting of Stockholders is called for a date that is earlier than April 27, 2013 (25 days before such anniversary date) or later than June 16, 2013 (25 days after such anniversary date), notice of stockholder proposals and director nominations, to be timely, must be received not later than the close of business on the tenth day following the day on which our notice of the date of the 2013 Annual Meeting of Stockholders is mailed or public disclosure of such date is made, whichever first occurs.

Pursuant to our bylaws, notice of stockholder proposals must be in proper written form, setting forth, as to each matter the stockholder proposes to bring before the meeting, the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder;

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of such stockholder therein; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Similarly, stockholder nominations for director must set forth the following in writing:

•

as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, but not limited to, the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the stockholder making the nomination:

•	their name and record address, as they appear on our books,

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice; and

•	any other information required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, cost savings for companies and benefits the environment.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, or contact Investor Relations by telephone at (800) 291-6911. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our Internet website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs and our board’s role in risk oversight. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. Except as may be required by law, we undertake no obligation to revise or update any forward-looking statements for any reason. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our 2011 Form 10-K, in our subsequent periodic reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC.

COMMUNICATION WITH DIRECTORS

The Board of Directors has established a process to receive communications from stockholders and other interested parties (collectively, “Interested Parties”). Interested Parties may contact any member (or all members) of the Board of Directors by mail. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 21650 Oxnard Street, Woodland Hills, California 91367.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Upon written request by any stockholder, we will provide without charge a copy of our Annual Report on Form 10-K and/or proxy statement for our most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written requests should be directed to Angie McCabe, Vice President, Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the 2012 Annual Meeting of Stockholders. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Hn

Health Net®

Shareowner Services

P.O. Box 64945

St. Paul, MN 55164-0945

COMPANY #

Address Change? Mark box, sign, and indicate changes below:

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the director nominees in Item 1, FOR Item 2 and FOR Item 3.

1. To elect the following nine director nominees to serve for a term of one year or until the 2013 Annual Meeting of Stockholders:

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

1a. Mary Anne Citrino 1c. Vicki B. Escarra

1b. Theodore F. Craver, Jr. 1d. Gale S. Fitzgerald

Please fold here – Do not separate

1e.	Patrick Foley 1h. Bruce G. Willison

1f. Jay M. Gellert 1i. Frederick C. Yeager

1g. Roger F. Greaves

2. To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2012. For Against Abstain

3. To approve, on an advisory basis, the compensation of Health Net’s named executive officers. For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc,. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HEALTH NET, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 22, 2012 10:00 a.m. PDT

Health Net, Inc.

21281 Burbank Boulevard Woodland Hills, CA 91367

Hn Health Net® proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the director nominees in Item 1, “FOR” Item 2 and “FOR” Item 3.

By signing the proxy, you revoke all prior proxies and appoint Jay M. Gellert and Angelee F. Bouchard, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and any continuation, adjournments or postponements thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET PHONE MAIL

www.eproxy.com/hnt 1-800-560-1965

Mark, sign and date your proxy card and return it in the postage-paid envelope provided to be received by May 21, 2012.

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 21, 2012.

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 21, 2012.

Please note participants in the Health Net, Inc. 401(k) Savings Plan need to submit votes with respect to shares held under such plan by 12:00 p.m. (CT) on May 17, 2012.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.